      As filed with the Securities and Exchange Commission on May 30, 2000
                                                    Registration No. 333- 87291
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ---------------------
                                 PRE-EFFECTIVE

                                AMENDMENT NO. 3

                                       TO
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ---------------------
                          ANTRA HOLDINGS GROUP, INC.
                (Name of small business issuer in its charter)

  Delaware                            7389-1106                    22-3517670
(State or other jurisdiction of (Primary Standard Industrial    (I.R.S.
                                   Employer
incorporation or organization) Classification Code Number)    Identification
                                    Number)


                              1515 Locust Street
                       Philadelphia, Pennsylvania 19102
                                 215-732-1300
(Address and telephone number of principal executive offices and place of business)


                       JOSEPH M. MARRONE, JR., President
                          Antra Holdings Group, Inc.
                              1515 Locust Street
                       Philadelphia, Pennsylvania 19102
                                 215-732-1300
           (Name, address and telephone number of agent for service)
                            ---------------------
                                  Copies to:


                          MICHAEL D. DIGIOVANNA, Esq.
                          PARKER DURYEE ROSOFF & HAFT
                               529 Fifth Avenue
                           New York, New York 10017
                                (212) 599-0500
                            ---------------------
     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement

     If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. /X/

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE




--------------------------------------------------------------------------------

                                                      Proposed            Proposed
      Title of Each Class                             Maximum             Maximum
         of Securities            Amount to be     Offering Price        Aggregate            Amount of
       to be Registered          Registered(1)    Per Security(2)    Offering Price(2)     Registration Fee
Common Stock, $0.001 par value
 per share ...................      6,870,000      $    5.625 (3)     $  38,643,750(3)     $   10,742.96(5)
Common Stock, $0.001 par value
 per share ...................        400,000       $  7.8125(4)      $   3,125,000(4)     $      868.75(6)
Common Stock, $0.001 per value
 per share ...................      2,896,665       $  3.8125(7)      $  11,043,535(7)     $    2,915.49(8)
    Totals ...................     10,166,665              --         $  52,812,285        $   14,527.21


--------------------------------------------------------------------------------

(1) Pursuant to Rule 416(a), the Registration Statement also relates to an indeterminate number of additional shares of the Registrant's Common Stock, issuable upon the conversion of notes or the exercise of warrants pursuant to anti-dilution provisions contained therein, which shares of Common Stock are registered hereunder.


(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the "Securities Act").


(3) Estimated offering price based on the average of the bid and asked prices as of September 15, 1999.


(4) Estimated offering price based on the average of the bid and asked prices as of November 12, 1999.


(5) This part of the registration fee was paid with the original filing of this SB-2 on September 17, 1999.


(6) This part of the registration fee was paid with Amendment No.1 to this SB-2 on November 19, 1999.



(7) Estimated offering price based on the average of the bid and asked prices as of April 6, 2000.


(8) This part of the registration fee was paid with Amendment No. 2 to this SB-2 on April 10, 2000.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement that is filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                       SUBJECT TO COMPLETION MAY 30, 2000




PROSPECTUS



                               10,166,665 Shares

                           ANTRA HOLDING GROUP, INC.

                                 Common Stock


                            ---------------------
     Stockholders of Antra Holdings Group, Inc. named under the caption "Selling Security Holders" may offer and sell up to 10,166,665 shares of our common stock.


     Investing in Antra Holdings's common stock is risky. See "Risk Factors" on page 6.


     Our common stock current trades on the NASD OTC Bulletin Board under the symbol "RECD."



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.


                    The date of this prospectus is May   , 2000

                               TABLE OF CONTENTS


PROSPECTUS SUMMARY .......................................................................     3
RISK FACTORS .............................................................................     5
   Antra Holdings has limited operating revenues and an accumulated deficit ..............     5
   Our revenues have been heavily dependent on one artist's recordings ...................     5
   We may not be able to produce a record if we are unable to secure financing for that        5
  record
   Our success will depend on our artists' performance ...................................     5
   Antra depends on the continued popularity of urban music ..............................     5
CAPITALIZATION ...........................................................................     6
USE OF PROCEEDS ..........................................................................     6
SELECTED FINANCIAL DATA ..................................................................     6
MARKET INFORMATION .......................................................................     7
MANAGEMENT'S DISCUSSION AND ANALYSIS
 OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS ........................................     7
BUSINESS .................................................................................     9
SELLING SECURITY HOLDERS .................................................................    16
PLAN OF DISTRIBUTION .....................................................................    18
MANAGEMENT ...............................................................................    19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ...........................    20
DESCRIPTION OF SECURITIES ................................................................    22
CERTAIN TRANSACTIONS .....................................................................    22
LEGAL MATTERS ............................................................................    23
EXPERTS ..................................................................................    24
ADDITIONAL INFORMATION ABOUT ANTRA HOLDINGS ..............................................    24

                              PROSPECTUS SUMMARY
     Antra Holdings Group, Inc. is a holding company. Through our wholly owned subsidiary, Antra Music Group, Inc., we produce, acquire, license and distribute high-quality recorded music. Antra Music was formed in 1997 and entered into an agreement with Ricardo Brown, the urban recording artist known as "Kurupt". We primarily focus on urban music, the area of the industry that includes hip-hop, rap and rhythm and blues. We believe, based on industry sources and census data, that this area offers significant growth and profit potential.


     The music business consists of several functions: publishing, production, manufacturing, licensing, distribution and promotion. Antra is involved in these areas.


     Our offices are located at 1515 Locust Street, Philadelphia, Pennsylvania 19102 and our telephone number is 215-732-1300.


                                 The Offering



Shares outstanding before the
  offering .......................   12,344,620     Does not include shares subject to outstanding
                                                    convertible notes or warrants, some of which shares
                                                    may be sold under this prospectus after conversion
                                                    of these notes or the exercise of these warrants.
Maximum number of shares
  offered ........................   10,166,665     Includes shares subject to outstanding convertible
                                                    notes and warrants.
Shares to be outstanding after the
  offering .......................   22,511,285     Includes shares subject to outstanding convertible
                                                    notes and warrants that may be issued after the
                                                    effectiveness of the registration statement and sold
                                                    under this prospectus.
                                                    The terms of our notes require us to register more
                                                    shares than may be actually issued and sold under
                                                    this prospectus. The actual number of shares that
                                                    will be issued depends upon the price of Antra's
                                                    common stock at the time of conversion
Use of Proceeds ..................      ----        Except upon exercise of warrants, Antra will not
                                                    receive proceeds. Any proceeds will be used for
                                                    working capital purposes.
Symbol for common stock ..........      RECD

Summary Financial Information



                                                           YEAR ENDING                   THREE MONTHS ENDED
                                                           DECEMBER 31,                       MARCH 31,
                                                 --------------------------------- ----------------------------------
                                                       1999              1998           2000              1999
                                                 ---------------   --------------- ----------------------------------
STATEMENT OF OPERATIONS:
Income .......................................    $     85,366      $     20,000      $ 3,220,210       $  18,390
Expenses .....................................       2,334,821         1,415,107        4,461,108          78,101
(Loss) from operations .......................      (2,249,455)       (1,395,107)      (1,240,898)        (59,711)
Net (loss) ...................................      (1,696,676)       (1,595,107)      (1,500,628)        (59,711)
(Loss) per share .............................           (0.15)            (0.17)           (0.12)         (0.001)
Shares used in computing net
loss per share ...............................      11,118,546         9,268,030        12,344,210      9,544,280
BALANCE SHEET DATA: ..........................
Working capital (deficit) ....................    $ (2,341,318)     $    (75,030)     $ (4,014,915)
Total assets .................................       6,364,698           122,286         6,721,788
Total long-term debt .........................       1,026,848         1,217,079         1,026,848
Total stockholders' equity (deficit) .........       1,232,803        (1,205,321)         (267,825)


                                 RISK FACTORS


     Before you decide to invest in Antra Holdings's common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risks as well as the more detailed information contained in this prospectus and in other documents we file with the Securities and Exchange Commission before making your decision. You should be in a position to risk losing your entire investment.

     When we refer to "Antra," "we," "our" and "us" in this prospectus, we mean Antra Holdings Group, Inc. including its subsidiary, Antra Music Group, Inc., unless otherwise indicated by the context.

Antra Holdings has limited operating revenues and an accumulated deficit.

     Our activities since inception have been primarily limited to development of the artists and the joint venture and the initial release. Our accumulated deficit at March 31, 2000 was approximately $5,401,825. We incurred a net loss in 1999 and first quarter 2000, respectively of $1,156,676 and $1,500,628, and a loss from operations of $2,249,455 and $1,240,898, respectively in 1999 and first quarter 2000. Our accountants included a "going concern" opinion in their report on our December 31, 1999 Financial Statements. There can be no assurance that Antra will be able to operate profitably.

If we lose the services of our primary artist, we will have to rely on unproven or lesser known artists for our revenues.


     On November 16, 1999, we released "Tha Streetz Is A Mutha," the second album by Kurupt and the only record we have released independent of our former joint venture with A&M. Kurupt is Antra's best-known recording artist, and our future plans envision other projects involving Kurupt, including another album scheduled for release in the fourth quarter of 2000. Although we have other artists whose recordings are in various stages of production and scheduled for release in the first half of 2000, none are as well known as Kurupt. To date, Antra has not marketed albums on behalf of these other artists, so it cannot predict how these artists will be received by record buyers. Therefore, Antra depends on the commercial success of Kurupt's current and future work and Kurupt's continuing ability and willingness to create recordings for us. If, for any reason, he becomes unavailable to produce new records for us, we would have to rely on the unproven artists under contract to us and our joint venture with Artemis. We cannot assure you that these other artists will be successful.



If we are unable to secure sufficient financing prior to the scheduled release of a record, we may have to delay the release of that record.


     Our business plan includes the release of a series of records in calendar year 2000. Each record we produce is financed separately. We cannot assure you that we will be able to arrange financing on acceptable terms when we need it. The amount of our return with respect to each record we produce depends to a great extent on whether we obtain financing and the terms of the financing. For example, for the record we released on November 16, 1999, our distributor has provided some of this financing in exchange for a greater fee based on a percentage of profits. Under our new arrangements with the distributor, the distributor will provide some financing for some of our records and other records may be financed under our new joint venture with the distributor. Nevertheless, there is no assurance that we will obtain sufficient financing or that the joint venture will be funded sufficiently to enable us to produce each record we would like to release.


Our success will depend on our artists' performance.


     Antra Music has entered into recording contracts with several artists. We cannot assure you that we will be able to attract additional artists. We may not be able to develop our talent successfully or in such a manner that produces significant sales. Furthermore, each recording is an individual artistic work, the public acceptance of which cannot be known in advance. Accordingly, we cannot assure you as to the financial success of any particular release, the timing of such success or the popularity of any particular artist.



Antra depends on the continued popularity of urban music.


     Antra currently produces records in the urban music segment of the industry. Antra's artists are all in this segment of the market. Although Antra believes that this sector will continue to grow, consumer taste is unpredictable and constantly changing. If tastes quickly move away from this type of music and Antra does not develop any alternatives, Antra may not be able to sell enough records to be profitable.

                                CAPITALIZATION

     The following table sets forth our capitalization at March 31, 2000. This section should be read in conjunction with the financial statements and related notes appearing elsewhere in this prospectus.

Short-Term Liabilities                                                   March 31, 2000
----------------------                                                  ------------------
Secured Convertible Notes                                                 $  4,866,666
    Long-Term Liabilities:
    Subordinated Convertible Notes .................................           806,441
    Deferred interest payable.......................................           193,559
    Officer loan payable                                                        21,334
    Other long-term indebtedness ...................................             5,514
                                                                          ------------
      Total long-term indebtedness .................................      $  1,026,848
                                                                          ============
    Preferred Stock, $.001 par value; 5,000,000 shares authorized;
      none issued and outstanding ..................................      $          0
    Common Stock, $.001 par value; 50,000,000 shares
      authorized; 12,344,210 shares issued and outstanding .........            12,344
    Additional paid-in capital .....................................         4,986,856
    Accumulated deficit ............................................        (5,401,825)
                                                                          ------------
      Total stockholders' equity (deficit)..........................      $  (267,825)
                                                                          ============

                                USE OF PROCEEDS

     Antra Holdings will not receive proceeds from the sale of the shares offered hereby. Any proceeds received upon exercise of warrants will be utilized as working capital.

                            SELECTED FINANCIAL DATA

     The following selected financial information is derived from the audited financial statements of Antra Holdings. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements included elsewhere in this prospectus.

                                                            YEAR ENDING                     THREE MONTHS ENDED
                                                            DECEMBER 31,                         MARCH 31,
                                                 ---------------------------------   ----------------------------------
                                                       1999              1998             2000              1999
                                                 ---------------   ---------------   ----------------------------------
STATEMENT OF OPERATIONS: .....................
Income .......................................    $     85,366      $     20,000        $ 3,220,210       $  18,390
Expenses .....................................       2,334,821         1,415,107          4,461,108          78,101
(Loss) from operations .......................      (2,249,455)       (1,395,107)        (1,240,898)        (59,711)
Net (loss) ...................................      (1,696,676)       (1,595,107)        (1,500,628)        (59,711)
(Loss) per share .............................           (0.15)            (0.17)             (0.12)         (0.001)
Shares used in computing loss
 per share ...................................      11,118,546         9,268,030          12,344,210      9,544,280
BALANCE SHEET DATA:
Working capital (deficit) ....................    $ (2,341,318)     $    (75,030)       $ (4,014,915)
Total assets .................................       6,364,698           122,286           6,721,788
Total long-term debt . .......................       1,026,848         1,217,079           1,026,848
Total stockholders' equity (deficit) .........       1,232,803        (1,205,321)           (267,825)

                              MARKET INFORMATION


     Our common stock is currently traded in the over-the-counter market on the "pink sheets."

     Set forth below are the high and low closing bid quotations for our common stock for the periods indicated as reflected at the time on the OTC Bulletin Board under the symbol "RECD." Such quotations reflect interdealer prices without retail mark-up, mark-down or commissions, and may not reflect actual transactions.





Period Ending                       High          Low
-----------------------------   -----------   -----------
December 31, 1999 ...........   $ 8.375       $ 3.625
September 30, 1999 ..........    7.50          4.50
June 30, 1999 ...............    4.50          1.25
March 31, 1999 ..............    3.75          1.75
December 31, 1998 ...........    5.125         1.50
September 30, 1998 ..........    5.875         4.25
June 30, 1998 ...............    5.875         5.00
March 31, 1998 ..............    6.00          4.50


     As of May 8, 2000, there were approximately    recordholders of the our
common stock, although we believe that there are more than five hundred beneficial owners of our common stock. There are no shares of preferred stock currently outstanding.



                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the financial statements and related notes contained elsewhere in this prospectus.


This prospectus contains forward-looking statements.

     We intend to identify forward-looking statements in this prospectus using words such as "believes," "intends," "expects," "may," "will," "should," "plan," "projected," "contemplates," "anticipates," or similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

     Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section beginning on page 5 of this prospectus. These include, among others,

     o acceptance of the artist and the style of music

     o ability to produce and release records

     o ability to promote products

     o ability to sign new artists

     o need for additional financing

     o the success of our Recordstogo.com joint venture.

General


     Prior to October 1998, we were essentially a development-stage company. Therefore comparisons between 1999 and 1998 are of limited value.

     On November 16, 1999 we released Kurupt's latest album, "Tha Streetz Iz A Mutha." The album was the first album we released independent of our former joint venture with A&M. Our plan of operation for 2000 is to release another 6 to 8 records, both independently and through our new Antra Records LLC joint venture. On March 21, 2000, we released a single, "Things I've Seen," by Spooks. Through the joint venture, we expect to release the original soundtrack to the upcoming motion picture "Once in the Life," in July 2000. Our next independent release is the debut album by Sheeba Black, which is expected to be in July 2000. The joint venture plans to release an album by Spooks in July 2000. Later in the year, we expect to release albums by Crush, and Kurupt and the soundtrack to the motion picture "O," a Miramax film.

     We also plan to continue to sign new artists, to produce and release additional records, to operate our Recordstogo.com joint venture, and to develop our music-publishing business.

     Our cash needs have been greatly reduced as a result of our new Antra Records LLC joint venture. Accordingly, we expect to be able to satisfy our cash requirements for approximately 6 months, but may have to raise additional funds if our existing projects do not produce revenue consistent with our current expectations.


First quarter 2000 compared to first quarter 1999 (unaudited)

     During the first quarter of 2000 we had revenues of $3,220,200 compared to revenues of $18,390 in the comparable quarter of the prior period. During 2000 our revenues arose from the sale of Kurupt's second album which accounted for substantially all the first quarter revenue. There were no sales in the prior comparable quarter.

     Because of the release of this album and other activity we had production costs of approximately $3,444,818 and selling expenses of $473,044 in the first quarter 2000 compared to $9,505 and $52,566 of such expenses in the prior comparable quarter.

    Due to increased activity and contemplated activity as well as expense in connection with our registration statement, our general and administrative expenses increased from $16,030 (after reimbursement) in the first quarter of 1999 to $543,046 in the first quarter of 2000.

   As of result of our increased production, selling and general and administrative expenses rose overall expenses were $4,461,108 in the first quarter 2000 compared to $78,101 in first quarter 1999. We had net loss from operations in the first quarter 2000 of $1,240,898 compared to a loss of $59,7111 in first quarter 1999.

  In the first quarter 2000 we also incurred interest expenses of $152,085 due to our outstanding notes and had $103,126 equity in loss of our new joint venture. These items plus a provision for taxes of $8,500 resulted in a net loss of $1,500,628 for the first quarter of 2000.

Fiscal year 1999 compared to fiscal year 1998


     Our revenue was $85,366 for 1999 while we received revenue of approximately $20,000 for all of 1998. We derived substantially all of our revenues in 1999 from the release of Kurupt's album.

     We had a net loss during 1999 of $1,508,276, compared to a net loss in 1998 of $1,595,107. The decrease in loss was primarily a result of the $725,000 payment we received as part of the settlement of our joint venture with A&M. Our net loss from operations for 1999 was $2,061,055, compared to a net loss from operations of $1,395,107 in 1998.

     Our operating expenses during 1999 were approximately $2,146,421, compared to approximately $1,415,107 during the prior year. However, a significant amount of overhead expenses were reimbursed in 1998. Factoring out these reimbursed expenses, operating expenses would have been less in 1999, primarily as a result of reduced salaries, promotional costs and consulting expenses. Other expenses incurred in 1999, for example $357,378 for mechanical royalties, were higher than in 1998.

     In 1998, we incurred expenses in setting up our joint venture with A&M. The A&M joint venture incurred expenses in connection with the signing of the artist, Kurupt, and with the recording, production, promotion and distribution of his album, "Kuruption." All expenses were written off as incurred, in accordance with industry practice.


Liquidity


     Antra had a working capital deficit of $4,461,108 at March 31, 2000, compared to a working capital deficit of $2,341,318 at December 31, 1999. The decrease in working capital resulted almost entirely from prepayments of expenses and other expenses as recording costs incurred in connection with the release and promotion of an album in the last quarter of 1999. Antra used net cash of $2,311,514 in its operating activities for 1999, compared with net cash used in operating activities of $1,441,633 in 1998. We used net cash of $1,048,073 in operations for the quarter ended March 31, 2000. A significant portion of cash Antra has used was for the recording, production, promotion and distribution of its second album.


     From July 1999 through March 2000 we received gross proceeds of $4,866,666 from the sale secured convertible debentures. We require significant working capital to produce, manufacture, promote and distribute our music. To date we have satisfied our working capital requirements through borrowing including our borrowing through the private placement in July 1999. We believe we will require additional working capital in connection with our albums to be released in July 2000 and our other albums to be released thereafter.

     In November 1999, holders of our secured convertible notes permitted us to accelerate part of our option to require them to lend us additional funds. As a result, we received $800,000 in gross proceeds from the private placement of additional secured convertible notes to these investors. In March 2000, these investors permitted us to accelerate the balance of this option, and agreed to purchase a number of secured convertible notes over and above the amount specified in their original agreement. As a result, we received $1,300,000 in gross proceeds from the private placement of these additional secured convertible notes to these investors.


     Our need for working capital for the recently released Kurupt album and for up to 8 records per year has been reduced somewhat by services and funding provided by our distributor, Artemis Records, under our revised distribution agreement. Under this agreement, the distributor advanced $800,000 to Antra against future revenues under the agreement and agreed to advance funds for the manufacture and promotion of our records. While we have benefitted from these terms, our percentage participation in revenues derived from these albums is reduced by the degree to which the distributor advances additional funding. Unless our working capital position improves, we may be compelled to rely on our relationship with the distributor.


     Our need for working capital has also been reduced somewhat as a result of our new joint venture arrangement. Under this arrangement, the joint venture will produce albums for at least 3 artists in each year. The annual budget for the joint venture will be funded by Artemis, which will also provide necessary services to the venture. The joint venture will now produce the soundtrack album for the motion picture "Once in the Life," which is scheduled for release in June 2000, and an album by Spooks, also scheduled for release in June 2000. Artemis will reimburse Antra for $150,000 of expenses incurred in connection with the soundtrack album and all out-of-pocket expenses in connection with the Spooks album.


                                   BUSINESS


Introduction

     Antra Holdings Group, Inc. is a holding company. Through our wholly owned subsidiary, Antra Music Group, Inc., we produce, acquire, license and distribute high-quality recorded music. Antra Music was formed in 1997 to promote urban contemporary music. Also in 1997, Antra Music entered into an agreement with Ricardo Brown, the urban recording artist known as "Kurupt". We primarily focus on urban music, the area of the industry that includes hip-hop, rap and rhythm and blues. We believe, based industry sources and census data, that this area offers significant growth and profit potential.


     Hip-Hop or Urban Music was the most dynamic segment of the contemporary music industry in 1997. The Recording Industry Association of America figures, compiled by Chilton Research Services, show Hip-Hop or Urban with the largest percentage increase in consumer record purchases, accounting for 10.1% of total shipments or $1.23 billion. This figure represents an increase of more than 250% over ten years.

     Through a joint venture with A&M Records, we released our first recording in October 1998. This was a two-CD set by our primary artist, Kurupt, entitled "Kuruption." Kuruption sold between 300,000 to 400,000 copies. A&M terminated the joint venture after its parent company, Polygram Holding Group, merged with Seagrams. A&M transferred to us all of its rights in the former joint venture's agreements with Kurupt and Baby S, but retained exclusive ownership of all rights to recordings made prior to the termination.


     We entered into an agreement with Artemis Records on July 28, 1999, which was amended in December 1999. The distribution agreement replaces our former joint venture and enables us to retain exclusive ownership of all of our master recordings.


     We have recording contracts and co-publishing contracts with several other artists including Crush, Sheeba Black and Spooks.


     Antra plans to enter into or has commenced several different ancillary businesses:

     o We have established a publishing subsidiary to receive revenues generated from the publication of our artists.


     o We are in the process of establishing a "Recordstogo.com" joint venture.



     o We may in the future produce and sell music videos.

Structure of the Music Industry

     The music business consists of several functions: publishing, production, manufacturing, licensing, distribution and promotion.

     Publishing. The process begins when a songwriter writes a piece of music and agrees with a publishing company to market the work to the industry. By contracting for the rights to music written by different songwriters, the publishing company builds a library of music, known as a catalog. The publishing company markets its music catalog to producers, artists and record companies, and collects royalties on each recording of the music that is sold.


     Antra currently has co-publishing agreements with several artists. Under these publishing agreements, Antra and the artist jointly own some compositions, in equal shares. Antra can exploit the compositions in any commercial manner. Antra is entitled to all gross receipts earned by a composition, but must pay fifty percent of the net income to the artist. Antra recently established a publishing subsidiary.

     Production. Once the record company decides to record a song with a performing artist, the record company underwrites the costs associated with producing a market-ready master recording of the song. This entails paying for recording studio time, hiring studio musicians and paying sound mixers to edit the tape. The artist is responsible for delivering satisfactory master recordings to the record company.


     Antra's joint venture with A&M produced Kurupt's initial album, "Kuruption." Antra released "Tha Streetz Iz A Mutha," Kurupt's second album with tracks produced by Daz Dillinger and Dr. Dre, on November 16, 1999. We released Spooks' single, "Things I've Seen," in the first quarter of 2000 and expect to release 6-8 albums during the balance of 2000.

     Manufacturing. Once a master is completed, the record company contracts with a manufacturer or duplicator of recording formats to make multiple copies. Antra contracts with others to manufacture its records or arranges for manufacturing through an agreement with its distributor. Amounts advanced by the distributor for the manufacture of Antra's next album will be repaid out of the revenues from the sale of this album.

     Licensing. Antra, like many other recorded music ventures, will license the musical works it intends to sell. This means that Antra will purchase the right to reproduce and sell the musical works in exchange for royalties paid to the music publisher and artist.

     Distribution. Once copies have been completed, the record company's distribution system stocks, sells or markets, takes orders for and delivers the copies of the recording to distribution outlets. In many ways, distribution is the most critical function in the record business, since distributors provide the access to, and thereby control, the marketplace. Distribution can be divided into two distinct categories: Traditional and Non-traditional.

     Traditional outlets include small independent record stores, leased departments of large retail stores, and large chain record stores.

     Non-traditional outlets are also known as alternative distribution. Independent retail outlets not served by traditional distributors, direct response marketing and Internet sales comprise the bulk of non-traditional sales. Non-traditional outlets are a rapidly growing area of distribution.

     Antra has agreements for the distribution of Kurupt's album "Tha Streetz Iz A Mutha" in Europe, Australia and New Zealand. Antra will receive royalties from the sale of the album under these agreements at rates between 20 and 24 percent.

     Promotion. Once the record is ready for market it must be promoted to ensure sales upon distribution. The traditional and most effective means of promoting recorded music is by radio airplay. Obtaining radio air play for a new release is an extremely competitive process. As radio stations increasingly focus on specific music formats, it is becoming easier for independent producers to target the stations that are most likely to air a particular new recording. In a number of markets, hiring independent regional promoters can be quite effective in gaining airplay for a release. Public and college radio stations are useful venues for promoting lesser-known artists. Music video air play on MTV or VH-1, or other video stations or programs, is essential to the commercial success of recording music artists and their records. Promoting urban contemporary music may involve more-direct promotional efforts in urban communities. For example, albums may be promoted at local dance clubs.

     Songs that are aired on a major radio station are chosen by the program director, often in conjunction with a format consultant. Once a recording is aired, the amount of repeat play it receives depends on listener requests and feedback, as well as actual sales data. Since listener response and sales depend in large measure how often a release is aired, building a commercial hit depends on an ongoing cycle of air play and sales. Nurturing this cycle requires constant marketing attention and careful coordination with advertising, concert schedules and other promotional activities. Other promotional tools include print advertising, retail promotions and concert tours.


     The key to finding an audience for new for new artists is to properly coordinate all these promotional activities to maximize awareness and exposure. Antra will, where possible, use its in-house expertise to direct, coordinate or assist with the promotional activities of its artists in order to keep its costs down. In conjunction with its first release with its distributor, Artemis, Antra will utilize the promotional and marketing personnel of Artemis and its affiliates. By coordinating or providing assistance with these activities, to the extent practicable, in-house, costs will be further kept under control.


The recorded-music industry has special considerations.


     As a recent entrant into the recorded-music business, we will be subject to all the factors involved in establishing a new business. Additionally, there are particular risks common in the recorded music industry. For example:


   o Changes in the timing of new releases can cause significant fluctuations in quarterly operating results. We cannot assure you that we will be able to generate sufficient revenues from successful releases to cover the costs of unsuccessful releases.


   o It is industry practice to sell recorded music products on a returnable basis. We will primarily follow this practice in the future. We may have to establish reserves for future returns of products based on our return policies and return experience. If more of our product gets returned that we anticipate in these reserves, it could adversely affect our results of operations.


   o The business of manufacturing records can be transformed as new technologies affect the formats used to make copies of recordings. The development of new formats often positively impacts growth. Sales of vinyl LP records have been nearly extinguished by cassettes and CDs. We expect that new formats employing digital technology -- for example, digital audiotape and downloadable MP3 -- will gain wider acceptance in the near future. Digital formats offer the ability to make nearly perfect copies of recordings. Therefore, while we believe the development of these formats should have a positive overall effect on our industry, we are concerned that unauthorized reproduction of recordings using these technologies could have a negative effect.


Talent development has special considerations.


   o To secure the services of music artists, we will have to pay advances consistent with industry standards. If an artist's album does not sell well, or if the artist fails to produce an album, a producer generally cannot recover the amount of the advance already paid to the artist. We cannot assure you that any of the artists to whom we make advances will produces sales revenues for us. Even if they do, the revenue may not be sufficient to recoup any advances we have made to them.


   o Any artist developed by Antra Music might request a release from his or her agreement with us. The artist's contractual obligations are highly personal and creative in nature, so it is not feasible to force an unwilling artist to perform the terms of his or her contract. If we sign an artist and later lose that artist, it could have a materially adverse effect on Antra's business.


Our joint venture with A&M and its termination


     On March 13, 1998, Antra Music and A&M Records, a division of Polygram, formed a joint venture called Wall Street Records LLC. A&M and Antra each owned 50% of the joint venture. The joint venture was intended to be a vehicle by which Antra Music and A&M could produce, manufacture and distribute recordings and related materials through Polygram's worldwide distribution channels. However, in April 1999 A&M terminated the joint venture after Polygram merged with Seagrams.

     A&M was to be responsible for significant periodic contributions towards the joint venture's operating budget for expenses associated with new recording albums produced by the joint venture's recording artists. The joint venture was to cover significant costs of promotion and production that Antra would otherwise have to bear alone.

     In accordance with the agreement that terminated the joint venture:

     o Antra transferred to A&M all of its interest in the joint venture's limited liability company;

     o A&M paid Antra $725,000;

     o A&M transferred to us all of its rights in the former joint venture's agreements with Kurupt and Baby S, but retained exclusive ownership of all rights to recordings made prior to the termination;

     o A&M disclaimed any rights to several artists previously submitted to the joint venture by Antra.


New Distribution Agreement


     On July 29, 1999 Antra Music entered into a three-year distribution agreement with Artemis Records. The distribution agreement replaces Antra's former joint venture and enables it to retain exclusive ownership of all of its master recordings. Artemis further distributes records though RED Distribution, Inc., Edel, a German record company and Sony. In December 1999 and January 2000, Artemis advanced to Antra an aggregate of $800,000 against moneys payable under the distribution agreement.



     The distribution agreement makes Artemis the exclusive distributor of one album by Kurupt and one other album by Sheeba Black. Antra may submit up to 8 albums under the agreement in any contract year. Kurupt's album "Tha Streetz iz a Mutha" has already been released under the distribution agreement. Artemis advanced funds for the manufacture of the "The Streetz" under this agreement. The advance will be repaid out of the proceeds of the sale of the record. To secure the repayment of these advances, Antra has granted Artemis a security interest in inventory, production parts and components and accounts receivable from the distributor under the agreement.

     During each contract year, Artemis will advance independent promotion costs, usually for radio promotion, for up to 4 albums designated by Antra. The distributor will advance up to $50,000 for albums that are categorized as "pop" or "urban" and up to $75,000 for albums categorized as "crossover," meaning they are also popular in more than one category.


     In general, Artemis will receive a distribution fee based upon a percentage of total sales under the agreement, less returns, credits, rebates and reserves. The percentage is reduced if net sales exceed $10,000,000 in any given contract year. The percentage is further reduced if net sales exceed $20,000,000 in any given contract year

     Under our distribution agreement, manufacturing costs are administered and advances by Artemis on our behalf. Antra will not have any out-of-pocket costs for manufacturing. While we have benefitted from these terms, our percentage participation in revenues derived from these albums is reduced by the degree to which the distributor advances additional funding.

     Artemis will warehouse Antra's inventory of these records and will fulfill orders and distribute these records through the industry's normal retail channels in the United States. Artemis will also handle all returns of the applicable records.


Recordstogo.com

     On September 30, 1999, Antra Holdings and Teltran International Group Ltd. formed a joint venture, Recordstogo.com. The joint venture is a corporation formed to establish and operate a website for the sale of music recordings. Both the website and the joint venture corporation are named Recordstogo.com. The board of directors of the corporation consists of two members, one nominated by each of Teltran and Antra. We and Teltran have each contributed at least $75,000 to the joint venture and each now owns 49% of the joint venture corporation's stock. Each of us have provided services to the venture, which will be reimbursed from the funds of the joint venture. We and Teltran are each obligated, if requested upon unanimous decision of the board of directors, to contribute an additional $175,000 to this venture. We and Teltran may also make additional voluntary contributions to the joint venture from time to time. The remaining two percent of the shares are owned by one of the joint venture's suppliers who is not affiliated with either Teltran or Antra.


     Recordstogo.com, Inc. has entered into two agreements with distributors of music recordings for the distribution of records owned by these entities over the Internet and through the website. The records in each case are not being currently marketed by their original producer or distributor.


     The Recordstogo.com website, http://www.recordstogo.com/, has been designed and completed and may be viewed on the Internet. Recordstogo.com., Inc. has retained an agency to further develop the joint venture's marketing strategy and has been actively seeking relationships with a variety of different businesses that can provide content for or direct potential customers to the Recordstogo.com website. The joint venture corporation is also in the process of completing the appropriate databases and fulfillment capabilities at the warehouse of one of its suppliers. The joint venture commenced commercial operations in May 2000.


     We expect Recordstogo.com to generate revenues through the sale of records, advertisements and music merchandise. Additionally, visitors to the website can:

   o Buy records and CDs from a database of music titles ranging from the early days of vinyl recordings to present-day CDs. At first this database will contain approximately 360,000 titles, although we expect it to grow significantly by year-end 2000;

     o Download music in MP3 and other formats;

     o Purchase "hard-to-find" records and CDs and sell used records and CDs to others in our auction house;

     o Buy music memorabilia and possibly other entertainment products, including videos;

     o Listen to interviews with musical artists from all generations; and

     o Discuss music and the music industry in our interactive chat rooms.

New Antra Records LLC Joint Venture

     In December 1999, Antra Music and Artemis Records agreed to form a Delaware Limited Liability Company, named "Antra Records LLC," of which they will each be 50/50 co-owners. This joint venture vehicle will operate out of Antra Holdings' current offices in Philadelphia. It will initially run for 3 years and will be automatically extended for an additional two years unless Artemis terminates the agreement.

     Antra Music will select artists to submit to Antra Records for production and distribution. Antra Music will have sole discretion to determine which artists it will furnish under the joint venture agreement and which it will furnish under the distribution agreement. Antra must submit no fewer than 5 artists to the joint venture during the term. Artemis can accept or reject these artists, but Artemis must accept at least 3 artists in each year. Antra can submit any artist rejected by the joint venture under the distribution agreement with Artemis.

     Artemis is obligated to fund the joint venture, to the extent the venture does not fund itself from operations, based on an annual budget that has been approved by both Antra Music and Artemis for each year of the term. Artemis' obligation takes the form of a line of credit that Artemis will make available for Antra Record to draw upon. The joint venture will pay interest on drawings under the line of credit at 1% over Citibank's prime rate. Neither Antra Music nor Joseph Marrone has an obligation to repay these loans.

     Artemis will also reimburse Antra for $150,000 of expenses in connection with the soundtrack album for the motion picture "Once in the Life," which is scheduled for release in June 2000, and will reimburse all out-of-pocket expenses in connection with the Spooks album, also scheduled for release in June 2000.

Recording Agreements


     Antra has recording agreements with six artists: Kurupt, Spooks, Sheeba Black, and Crush. Antra assigned its contract with Spooks to its Antra Records LLC joint venture. These provide for initial terms of twelve months, with additional twelve-month options exercisable by Antra. The Recording Agreement provides that during the term of the agreements, Antra owns all right, title and interest in all musical recordings recorded under the agreements. Antra's rights under these agreements will survive even after they terminate. Under these agreements, Antra also has the right to use and publish each artist's name and likeness in connection with video and commercial purposes. According to the agreements, the artist receives a royalty for sales of recording albums and singles in line with industry norms, which typically range from ten to fifteen percent.



Exclusive Production Recording Agreements


     Antra currently has exclusive production recording agreements with Kurupt. Kurupt has agreed to provide Antra with his exclusive personal services as a phonograph-recording artist for a period of twelve months. Antra has the option to extend the contract by additional one-year options, subject to other terms and conditions. Antra is required by the agreement to seek agreements with third-party record companies who will manufacture and distribute the artist's recordings. Antra has the right to select the producer and musical composition for any albums produced by the artist under the recording agreement. Antra also has the exclusive right to the artist's name and likeness and owns all right, title and interest in all recordings produced under the agreement.



Relationship with Artists


     Our plan is to sign and develop new or emerging urban or hip-hop oriented music artists and, to the extent practicable, sign established artists. We intend to recruit new and emerging artists and to enter into exclusive, long-term recording contracts. These contracts are expected to cover an initial album, with options to record four to seven additional albums, at Antra's discretion). Antra will concentrate its resources on a small number of artists, developing a tailored marketing and promotion plan for each. There can be no assurance that Antra will be able to attract new and emerging music talent or established artists, or, if Antra is able to attract such talent, that Antra will be able to develop that talent successfully or in such a manner so as to commercially exploit.


     If Antra develops commercially successful music artists, there can be no assurance that Antra will be able to maintain its relationships with such artists even if it has entered into exclusive recording contracts with them. Furthermore, performing artists occasionally request releases form their exclusive recording agreements. Among the reasons that may cause an artist to engage in so-called "label jumping" are expectations of greater income, advances or promotional support by a competing label. There can be no assurance that any given artist developed by Antra will not determine to request a release form his or her agreement with Antra. Because of the highly personal and creative nature of the artist's contractual obligations to Antra, it is not feasible to force an unwilling artist to perform the terms of his or her contract with Antra.


Copyrights

     Antra's recorded music business, like that of other companies involved in recorded music, will primarily rest on ownership and or control and exploitation of musical works and sound recordings. Antra's music products, including its commercial music, are and will be protected under applicable domestic and international copyright laws.


     Although circumstances vary from case to case, rights and royalties relating to a particular recording typically operate as follows:

     When a recording is made, copyright in that recording either vests in the recording artist and then is licensed to the record company or vests in the record company itself, depending on the terms of the agreement between them. Similarly, when a musical composition is written, copyright in the composition either vests in the writer and is then licensed to a music publishing company or vests in a publishing company. A public performance of a record will result in money being paid to the writer and publisher. The rights to reproduce songs on sound carriers results in mechanical royalties being payable by the record company to the recording artists for the use of the recording. Antra operates in an industry which revenues are adversely affected by the unauthorized reproduction of recordings for commercial sale, commonly referred to as "piracy", and by home taping for personal use.


     Potential publishing revenues may be derived from Antra's ownership interest in musical compositions, written in whole or in part by artists. Management anticipates securing an ownership position in the copyright to any compositions written by its recording artists, where such rights are available and have not been previously sold or assigned. Generally, revenues from publishing are generated in the form of:

   o Mechanical royalties, paid by the record company to the publisher for the mechanical duplication of the copyright to a particular composition. This is distinct from the copying of the artist's performance of that composition.

   o Performance royalties, collected and paid by performing rights entities such as ASCAP and BMI for the actual public performance of the composition as represented by radio airplay, Musak, or as a theme or jingle broadcast in synchronization with a visual image via television.

   o Sub-publishing revenues derived from copyright earnings in foreign territories, and publishers in those territories acting as designated collection agents for Antra. and

   o Licensing fees derived from printed sheet music, uses in synchronization with images as in video or film scores, computer games and other software applications, and any other use involving the composition.



Competition

     Antra will face intense competition for discretionary consumer spending from numerous other record companies and other forms of entertainment offered by film companies, video companies and others. Antra will compete directly with other recorded music companies, including the major recorded music companies, which distribute contemporary music, as well as with other record companies for signing artists and acquiring music catalogs. Many of these competitors have significantly longer operating histories, greater financial resources and larger music catalogs than Antra. Antra's ability to compete successfully in the recorded music business will be largely dependent upon its ability to sign and retain artists who will prove to be successful and to introduce music products which are accepted by consumers.


Employees/Independent Contractors


     As of May 8, 2000 Antra had 20 employees, all of whom were located at our Philadelphia offices. None of our employees is represented by a labor union. We have not experienced any work stoppage and considers relations with our employees to be good.


     As is customary in the music business, Antra also utilizes the services of artists, performers, producers, engineers, roadies, booking agents and others who are independent contractors. These independent contractors hire out their services on an as needed basis and receive a set fee from Antra per assignment. Independent contractors are utilized because the individuals providing these services do so only on this basis, the services performed by these independent contractors are less expensive than having full time employees perform these services.


Properties

     Antra's executive offices are located at 1515 Locust Street, Philadelphia, Pennsylvania 19102, where it subleases approximately 10,400 square feet. This sublease expires on September 30, 2003. The annual base rental for this space is approximately $104,000.


Dividends

     We have not paid any dividends on our common stock since the formation of our company and we do not expect to pay any cash or other dividends in the foreseeable future. If we have any earnings in the future from our operations, we plan to retain those earnings to help finance our future operations and growth. Any decision on the future payment of dividends is solely at the discretion of the board of directors and will depend on various factors including the results of our operations and our financial condition.


Legal Proceedings


     Antra and some of its stockholders are defendants in a legal action brought in the Third Judicial District Court in and for Salt Lake County, Utah in October 1997. Plaintiffs allege that Antra or the stockholders failed to convey 100,000 shares of Antra's common stock. However, the transaction alleged involves only the plaintiffs and those stockholders. The complaint does not allege that Antra participated in the transaction in any way. Although it was shares of Antra that were involved in the alleged transaction, Plaintiffs do not allege that Antra itself was a party to the transaction. Therefore, Antra believes that it was incorrectly named as a party to this lawsuit and denies any liability.


     However, Antra's motion to dismiss the action was denied by the court. If the outcome of this case is unfavorable, Antra's exposure would depend on the price of its stock. Assuming $5 per share is the price of the stock, the liability could be approximately $500,000. If treble damages were to be awarded, Antra's exposure could be approximately $1,500,000.


Organizational History


     Antra Music was formed in 1997 as a New Jersey corporation named Wall Street Records, Inc. On April 24, 1998, it changed its name to Antra Music.


     Antra Holdings was formerly known as Opell, Inc. Opell was formed as a Utah corporation on October 7, 1981 with the name "Summit Race Horse, Inc." In January 1995, it merged with Opell, Inc., a Nevada corporation, solely to change its domicile to Nevada. Opell had no operations or substantial assets until it acquired all the outstanding shares of Antra Music in June 1997. In January 1998, Opell was reincorporated in Delaware by merger into its wholly owned subsidiary, Wall Street Records, Inc., a Delaware corporation. In April 1998, Wall Street Records, Inc. changed its name to Antra Holdings.


                           SELLING SECURITY HOLDERS


     The shares of common stock being registered for the account of selling security holders may be sold by those security holders or their transferees commencing on the date of this prospectus. These shares may only be sold if the holder of a convertible note first converts it into shares or a holder of a warrant first exercises it to purchase shares.



     The following table sets forth, as of May 8, 2000, information with respect to the beneficial ownership of our common stock by each selling security holder. The table assumes that all of the shares being offered will be sold. Because the selling security holders may sell all, some or none of the shares that he, she or it holds, the actual number of shares held by the selling security holder before or after this offering may vary.



     The column under the heading "Before the Offering -- Shares Beneficially Owned" includes all shares currently outstanding, shares issuable upon conversion of convertible notes currently outstanding and shares issuable upon exercise of warrants currently outstanding.

     The number of shares in the columns entitled "Before the Offering -- Shares Beneficially Owned"and "Shares Offered" reflect the maximum number of shares Antra is required to register under its agreement with the holders of the convertible notes and warrants. Depending on the price of Antra's common stock at the time of conversion, the actual number of shares that Antra will issue to holders of convertible notes is expected to be lower than as reflected in these columns.

                                                  Before the Offering                       After the Offering
                                                 ---------------------                 -----------------------------
                                                         Shares                            Shares        Percent of
Identity of Stockholder or                            Beneficially          Shares      Beneficially       Shares
Group (and relationship, if any)                         Owned             Offered          Owned        Outstanding
----------------------------------------------   ---------------------   -----------   --------------   ------------
Austost Anstalt Schaan .......................         2,022,940          2,022,940          0               0
Balmore S.A. .................................         2,022,940          2,022,940          0               0
Berkeley Group Ltd. ..........................           351,821            351,821          0               0
Castlebay Ltd. ...............................           400,000            400,000          0               0
Coastal Provinces Ltd. .......................           407,240            407,240          0               0
Craighouse Limited ...........................           192,760            192,760          0               0
Ellis Enterprises, Ltd. ......................           107,245            107,245          0               0
Nesher, Inc. .................................           234,547            234,547          0               0
United Securities Services, Inc. .............           175,846            175,846          0               0
Libra Finance S.A. ...........................         3,338,555          3,338,555          0               0
Hyett Capital Ltd. ...........................           292,048            292,048          0               0
Talbiya B. Investments Ltd. ..................           380,723            380,723          0               0
International Global Communications, Inc......           220,000            220,000          0               0

                             PLAN OF DISTRIBUTION

     Sales of shares of the common stock may be made from time to time by the selling security holders, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. These sales may be made on the over-the-counter market or foreign securities exchanges, in privately negotiated transactions or otherwise or in a combination of transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any shares covered by this prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 under the Securities Act may be sold under those provisions rather than by this prospectus. Without limiting the generality of the foregoing, the shares may be sold in one or more of the following types of transactions:

     o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     o an exchange distribution in accordance with the rules of such exchange;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate in the resales.

     In connection with distributions of the shares or otherwise, the selling security holders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered under this prospectus in the course of hedging the positions they assume with the selling security holders. The selling security holders may also sell shares short and deliver the shares to close out such short positions. The selling security holders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered under this prospectus, which the broker-dealer may resell by this prospectus. The selling security holders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares by this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling security holders in amounts to be negotiated in connection with the sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

     Information as to whether underwriters who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

     Each of the selling security holders have executed an agreement in which they confirm the method of distribution described in this section and agree not to sell the shares if the registration statement is not current.

     Antra Holdings has advised the selling security holders that if at any time they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Exchange Act. The selling security holders have acknowledged such advice by separate agreement and also agreed in that agreement to comply with the regulation. In general, Regulation M precludes the selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. A "distribution" is defined in the rules as an offering of securities that is distinguished from ordinary trading activities and depends on the "magnitude of the offering and the presence of special selling efforts and selling methods." Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.


     It is anticipated that the selling security holders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of the common stock.

                                  MANAGEMENT

   The following are the officers and directors of Antra Holdings:

              Name                  Age    Position
--------------------------------   -----   -------------------------------------
                                           Chairman of the Board,
Joseph M. Marrone, Jr. .........    34     Chief Executive Officer and Director
Thomas R. Kessler ..............    61     Director
Arthur G. Rosenberg ............    61     Director

     Joseph M. Marrone, Jr. formed Antra Music in 1997 and now devotes substantially all of his time to Antra's business. He has been engaging in private law practice in the Philadelphia area since 1993, although his practice is no longer accepting new matters. He previously served as a City Solicitor for the City of Philadelphia and worked as a campaign strategist for Mayor Ed Rendell in the 1991 election. Mr. Marrone successfully negotiated the release of Kurupt from his previous contract and has since managed Kurupt's career. He has been a director of Antra Holdings since 1997.

     Thomas R. Kessler has extensive experience in the banking and securities businesses. From 1961 to 1993, Mr. Kessler held various positions at Euro Canadian Bank, Continental Bank International, and Compass Bank & Trust Company Ltd,. Since 1994, he has been a managing director of Montaque Securities International Limited. Mr. Kessler received his law degree from Cleveland Marshall College of Law, Cleveland State University. He has been a director of Antra Holdings since 1998.

     Arthur G. Rosenberg has been a principal of The Associated Companies, a real estate development firm, since 1987 and became a principal of Millennium Development Group LLC in 1998. Prior to that, Mr. Rosenberg was a practicing lawyer in Huntington, New York and served as general counsel for ITT Levitt & Sons, Inc., an international builder. Mr. Rosenberg currently serves on the boards of directors of Mike's Original, Inc. and Phar Mor Inc. He has been a director of Antra Holdings since 1997.

     Directors are elected to serve until the next annual meeting of stockholders of Antra Holdings or until their successors are elected and qualified. There are no audit, compensation or other committees of the board of directors.

Executive Compensation

     The following table sets forth information concerning compensation paid or accrued by Antra Holdings or its subsidiaries for services rendered during fiscal years 1999, 1998 and 1997 to our chief executive officer. No other executive officer's compensation exceeded $100,000 during any of these fiscal years.

                          Summary Compensation Table

Name and Principal Position                                                Year      Salary
-----------------------------------------------------------------------   ------   ----------
Joseph M. Marrone, Jr., Chairman and Chief Executive Officer ..........   1999      $ 65,200
                                                                          1998      $130,769
                                                                          1997      $      0

     Mr. Marrone did not accrue any salary in 1999 under his employment agreement but did receive $65,200 as compensation.

Employment Agreement

     Antra Holdings entered into an employment agreement with Joseph M. Marrone on March 12, 1998. The agreement expires on March 29, 2001, which will be automatically renewed annually unless terminated by either party. Mr. Marrone is required by the agreement to oversee, develop, produce and manage music products for Antra Music and to participate and oversee all entertainment projects of Antra Music. Mr. Marrone agreed to act as an executive of Antra Music and Antra Holdings and to provide services to other affiliates of ours.


     Mr. Marrone's base salary for the first year of his employment agreement is $200,000. He may be awarded an increase in base salary or a bonus, in either case solely at the discretion of the board of directors based upon a review of Antra's performance in the prior year. He is also entitled to all benefits generally offered to Antra's other executives, if any, and to an automobile allowance. Since November 1998, all of Mr. Marrone's salary payments and accruals ceased with his consent. Based upon Antra's performance and Mr. Marrone's waiver of his salary, the board of directors, in its sole discretion, may award Mr. Marrone a bonus in the future. It has from time to time made payments to him in lieu of salary called for under the agreement. These payments totaled $65,200 in 1999 and during the first quarter of 2000.



        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth information as of the date of this prospectus regarding the ownership of Antra Holdings's common stock by: each person we know owns 5% or more of our outstanding shares; each of our directors; and all officers and directors of Antra Holdings as a group. Each owner of the common stock has sole voting and investment power for all shares listed below, except as otherwise indicated.

     Three selling security holders, Austost Anstalt Schaan, Balmore S.A. and Libra Finance S.A., technically own beneficially in excess of ten percent of Antra's common stock prior to the offering. The bulk of these security holders' apparent ownership is in the form of convertible notes and/or warrants. Under an agreement with Antra, each of these security holders is not allowed to convert notes or exercise warrants if its total ownership of shares at any time would exceed 9.99% of Antra's outstanding shares. Therefore, despite what appears to be the ownership of over ten percent of Antra's common stock, each of these holders is actually a holder of less than 10%.

     The number of shares beneficially owned by Libra Finance S.A. consists solely of shares subject to presently exercisable warrants.


     Antra has been advised that Balmore S.A has changed its name from Balmore Funds S.A. and that Matityahu Kaniel, who is a citizen of Israel, is the beneficial owner of 100% of the shares of Balmore S.A.


     Antra has been advised that Austost Anstalt Schaan is a corporation formed under the laws of Austria. Antra has not been able to obtain any information about Libra Finance S.A.


     The column "Percent of Class" includes shares that may be acquired by that holder upon exercise of warrants or conversion of convertible notes held by that holder.

                            Name and                              Amount and
                            Address of                            Nature of
                            Beneficial                            Beneficial     Percent
Title of Class              Owner                                 Ownership      of Class
-------------------------   -----------------------------------   ------------   ---------
Common Stock, $.001 par     Joseph M. Marrone, Jr.                1,900,000      15.4%
 value per share            Antra Holdings Group, Inc.
                            1515 Locust Street
                            Philadelphia, Pennsylvania 19102
                            Teltran International Group, Ltd.     2,800,000      22.7%
                            One Penn Plaza, Suite 4430
                            New York, New York 10119

                            Autost Anstalt Schaan                 2,022,940      14.1%
                            7440 Fuerstentum
                            Lichenstein, Landstrasse 163

                            Balmore S.A.                          2,022,940      14.1%
                            P.O. Box 4603
                            Zurich, Switzerland

                            Libra Finance S.A.                    3,338,555      21.3%
                            P.O. Box 4603
                            Zurich, Switzerland
                            All directors and officers            1,900,000      15.4%
                            as a group (3 persons)

                           DESCRIPTION OF SECURITIES

     Antra Holdings is currently authorized to issue 50,000,000 shares of common stock, $.001 par value and 5,000,000 shares of preferred stock, par value $.001 per share.


Common Stock

     Each share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of the directors of Antra Holdings and holders of the remaining shares by themselves cannot elect any directors. The holders of common stock do not have preemptive rights or rights to convert their common stock into other securities. In the event of a liquidation, dissolution or winding up of Antra Holdings, holders of the common stock have the right to a ratable portion of the assets remaining after payment of liabilities. All of the outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

     The holders of shares of common stock are entitled to dividends when and as declared by the board of directors from funds legally available therefor. Antra Holdings has never declared or paid cash dividends on its common stock. Antra Holdings intends to retain its net income, if any, to increase its capital base and, accordingly, does not currently anticipate paying cash dividends.


Preferred Stock


     Antra Holdings's certificate of incorporation authorizes the issuance of "blank check" preferred stock with whatever designation, rights and preferences as may be determined by the board of directors. Accordingly, the board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. The preferred stock could be utilized, under some circumstances, as a method of discouraging, delaying or preventing a change in control of Antra. Although we do not currently intend to issue any shares of preferred stock, there can be no assurance that we will not do so.



Secured Convertible Notes

     The secured convertible notes bear interest at 10% per annum. The secured convertible notes mature on July 20, 2002, unless accelerated to any date after July 20, 2000 at the option of the holder of the note. Under limited conditions and at limited times, Antra Holdings may redeem the secured convertible notes.

     The secured convertible notes are convertible into shares of our common stock. The conversion price is equal to 50% of the average of the closing bid prices for shares of our common stock over the preceding 5 trading days, but is limited to $3.25 per share. For example, if a note holder elects to convert $500,000 of notes into shares and the average closing bid price of our common stock is $6.25, the converting holder will receive 160,000 shares. The shares of our common stock that are issuable upon exercise of the secured convertible notes are being registered in this registration statement.


Subordinated Convertible Notes

     The currently outstanding subordinated convertible notes bear interest at 10% per annum and mature on January 15, 2002. The subordinated convertible notes may be prepaid, in whole or in part, at any time without penalty. The subordinated convertible notes are convertible into shares of our common stock at the same conversion price as the secured convertible notes described in the previous section. The shares of our common stock that are issuable upon exercise of the subordinated convertible notes are being registered in this registration statement.



Placement Warrants

     The placement warrants are convertible into shares of common stock. The warrants are exercisable, at a price of $2.00 per share, until February 7, 2005. The shares of our common stock that are issuable upon exercise of the placement warrants are being registered in this registration statement.

                             CERTAIN TRANSACTIONS


Teltran


     In April 1999, we exchanged 2,000,000 of our shares for 2,000,000 shares of Teltran International Group Ltd. Teltran is a publicly traded company engaged in the telecommunications business. As a result of the transaction Teltran may be deemed a principal stockholder of Antra. Teltran paid two stock dividends of 5% in 1999, so we now own 2,205,000 shares of Teltran.

     We made the exchange because we intended to enter into ventures with Teltran and because we thought that their stock was of comparable value. To protect each party, the parties agreed that there would be an adjustment in the number of shares owned by an entity if there was a disparity in the relative market value of the two entities on January 1, 2000. As a result we issued to Teltran an additional 800,000 shares of Antra's common stock.

     With Teltran, we formed our Recordstogo.com joint venture. See "Business -- Recordstogo.com" for more information about the joint venture and our plans for its operations.


     Teltran's president owns 100% of International Global Communications, Inc., one of the selling security holders. International Global received warrants to purchase 220,000 shares of Antra and approximately $248,333 as finder's fees in connection with the secured convertible notes described below.



Secured Convertible Notes


     On July 20, 1999, Antra sold $2,766,666 of secured convertible notes.


     As security for our obligations under the notes, we deposited 1,000,000 of our Teltran shares with a collateral agent.


     Antra Holdings paid an aggregate of $343,999 as cash commissions to several placement agents in connection with the issuance of the notes. Some of these placement agents also received warrants to purchase an aggregate of 1,146,666 shares of our common stock at $2.00 per share. If we exercise the Put Option, these placement agents will receive $172,000 in cash and an additional 573,334 warrants.


     Antra Holdings agreed to file a registration statement on Form SB-2 with the Securities and Exchange Commission by September 18, 1999 to register the shares that can be acquired by the conversion of the notes and the exercise of the warrants.



     As part of the same transaction, Antra Holdings was granted the option to require all of the holders of secured convertible notes to purchase up to $1,383,334 of additional notes. We refer to this option as the "Put Option". In November 1999, Antra and the holders of the secured convertible notes agreed to accelerate a portion of the Put Option. As a result, we received gross proceeds of $800,000 and issued secured convertible notes in the same principal amount. Antra paid $108,800 in fees and expenses, including $96,000 as cash commissions. Antra also issued to some of the placement agents warrants to purchase an aggregate of 720,000 shares of Antra's common stock at $2.00 per share. 400,000 of these warrants were issued as consideration for the partial acceleration of the Put Option. In March 2000, these investors permitted us to accelerate the balance of the Put Option, and agreed to purchase a number of secured convertible notes over and above the amount specified in their original agreement. As a result, we received gross proceeds of $1,300,000 and issued secured convertible notes in the same principal amount. Antra paid $176,813 in fees and expenses, including $156,000 as cash commissions. Antra also issued to some of the placement agents warrants to purchase an aggregate of 2,433,333 shares of Antra's common stock at $2.00 per share. The shares issuable upon the exercise of these warrants and the conversion of the notes sold upon Antra's exercise of the Put Option are being registered in this registration statement.




     The conversion price of the notes and the exercise price of the warrants were determined in arm's-length negotiations between representatives of Antra Holdings and the investors. These prices are not based on Antra Holdings's net worth or any other established valuation criteria.

Refinancing of Subordinated Convertible Notes

     On July 31, 1999, Antra refinanced $1,000,000 of its outstanding subordinated convertible notes. In addition to the features of the subordinated convertible notes described above in "Description of Securities," these notes also have registration rights similar to those of the secured convertible notes. Therefore, the registration statement filed in connection with this prospectus also covers the shares that can be acquired by the conversion of the subordinated convertible notes.


                                 LEGAL MATTERS


     Some legal matters in connection with the shares of common stock being offered hereby will be passed upon for Antra Holdings by Parker Duryee Rosoff & Haft, P.C., New York, New York.



                                    EXPERTS

     The financial statements for the years ended December 31, 1999 and 1998, included in this prospectus have been audited by Liebman Goldberg & Drogin LLP, Garden City, New York, independent certified public accountants, as indicated in their report.


                  ADDITIONAL INFORMATION ABOUT ANTRA HOLDINGS


     Antra Holdings has filed with the Securities and Exchange Commission, the ("SEC"), a registration statement on Form SB-2 with respect to the common stock being offered. Antra Holdings has also filed with the SEC a Form 10-SB. In the future, Antra Holdings will file with the SEC our annual, quarterly and special reports, proxy statements and other information that the SEC requires.


     This prospectus is only part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document , the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

     You may read and copy any of the information on file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Filed documents are also available to the public at the SEC's website at http://www.sec.gov.

                            ANTRA HOLDINGS GROUP, INC

                           CONSOLIDATED BALANCE SHEET

                                 March 31, 2000

                                     Assets

                                   (Unaudited)



Current Assets:
  Cash in bank                                                      $  415,805
  Accounts Receivable                                                1,026,202
  Prepaid expenses                                                      34,360
  Prepaid recording costs                                              471,483
                                                                    ----------
                                                                     1,947,850

Property and Equipment, Net                                            105,283

Other Assets:
  Investment                                                         4,000,000
  Advances to joint venture                                             89,221
  Security deposits                                                     14,943
  Deferred financing costs                                             558,504
  Other                                                                    987
  Goodwill                                                               5,000
                                                                    ----------
         Total assets                                               $6,721,788
                                                                    ==========


                      Liabilities and Stockholders' Deficit

Current Liabilities:
  Convertible debentures payable                                    $4,866,666
  Accrued expenses payable                                             307,055
  Deferred income                                                      789,044
                                                                    ----------
         Total current liabilities                                   5,962,765
                                                                    ----------


LongTerm Liabilities:
  Loan payable                                                           5,514
  Loan payable subordinated                                            806,441
  Deferred interest payable                                            193,559
  Officer loan payable                                                  21,334
                                                                    ----------
         Total long-term liabilities                                 1,026,848
                                                                    ----------
         Total liabilities                                           6,989,613
                                                                    ----------

Commitments and Contingencies

Stockholders' Deficit:
  Common stock, par value $.001; 50,000,000 shares
      authorized, 12,344,210 and 9,544,210 shares
      issued and outstanding, respectively                              12,344
  Additional paid in capital                                         5,121,656
  Accumulated Deficit                                               (5,401,825)
                                                                    ----------
         Total stockholders' deficit                                  (267,825)
                                                                    ----------
         Total liabilities and stockholders' deficit                $6,721,788
                                                                    ==========

                            ANTRA HOLDINGS GROUP, INC

                      CONSOLIDATED STATEMENT OF OPERATIONS

                      For the three months ended March 31,


                                   (Unaudited)


                                                      2000              1999
                                                   ----------        -----------
Income:
  Sales                                            $3,156,175        $        --
  Show fees                                            44,724              7,794
  Royalties                                            19,311             10,596
                                                  -----------        ----------
                                                    3,220,210             18,390
                                                  -----------        ----------

Cost of Production:
   Recording and production expenses                  984,191             6,923
   Distribution fees                                  789,044                --
   Advertising                                        452,565                --
   Bodyguards                                           5,500                --
   Studio expenses                                     18,217             2,582
   Mechanical royalties                             1,195,302                --
                                                  -----------        ----------
        Total cost of production                    3,444,818             9,505
                                                  -----------        ----------

Selling Expenses:
   Publicity and promotion                            312,864             6,647
   Consulting expenses                                 40,227            11,823
   Equipment lease                                      8,280                --
   Auto expenses                                       30,316             5,202
   Travel and entertainmnet                            81,357            28,894
                                                  -----------        ----------
        Total selling expenses                        473,044            52,566
                                                  -----------        ----------

General and Administrative Expenses:
  Professional fees                                    72,258             5,000
  Donated Services                                     50,000                --
  Salaries                                             97,116            25,485
  Payroll taxes                                         4,767             3,491
  Rent                                                 36,476            20,380
  Telephone                                            29,186            14,630
  Office                                               10,243            11,158
  Miscellaneous expenses                               31,526             3,081
  Insurance expense                                    25,805            19,232
  Repairs and maintenance                              13,703             5,679
  Internet                                             21,653                --
  Dues and subscriptions                                1,085               279
  Postage and delivery                                 60,920             2,516
  Contributions                                         3,500                --
  Depreciation expense                                  6,623             4,447
  Amortization                                         43,804                --
  Registration Expense                                 34,581                --
  Reimbursed overhead                                      --           (99,348)
                                                  -----------        ----------
        Total general and administrative
          reimbursed expenses                         543,246            16,030
                                                  -----------        ----------
        Total expenses                              4,461,108            78,101
                                                  -----------        ----------
Net loss from operations                           (1,240,898)          (59,711)
Other income(expense):
   Interest Income                                      3,981                --
   Interest expense                                  (152,085)               --
  Equity in (loss) of unconsolidated
    joint venture                                    (103,126)               --
                                                  -----------        ----------
Net (loss) before provision for income taxes       (1,492,128)          (59,711)

Provision for income taxes                             (8,500)               --
                                                  -----------        ----------

Net loss                                          $(1,500,628)       $  (59,711)
                                                  ===========        ==========
Net (loss) per share of common stock based
  upon 12,344,210 and 9,544,210 weighted
  average shares                                  $     (0.12)       $   (0.001)
                                                  ===========        ==========

                            ANTRA HOLDINGS GROUP, INC

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                      For the three months ended March 31,

                                   (Unaudited)


                                                                          2000                  1999
                                                                     ------------            ---------
Cash Flows from Operating Activities:
Net (loss )                                                          $ (1,450,628)           $ (59,711)
                                                                     ------------            ---------
Adjustments to Reconcile Net (loss) to
    Net Cash (Used in) Operating Activities:
    Depreciation                                                           50,426                4,447
    Equity in (loss) of joint venture                                     103,126                   --
  Changes in Assets and Liabilities:
    Increase in accounts receivable                                    (1,026,202)                  --
    Decrease in prepaid expenses and recording costs                      864,486             (125,709)
    (Increase) in advances to joint venture                              (147,000)                  --
    Increase (Decrease) in accrued expenses payable                       168,675               64,113
    Increase in deferred income                                           389,044                   --
                                                                     ------------            ---------
              Total adjustments                                           402,555              (57,149)
                                                                     ------------            ---------

              Net cash (used in) operating activities                  (1,048,073)            (116,860)
                                                                     ------------            ---------
Cash Flows from Investing Activities:
  Acquisition of property and equipment                                    (2,721)             (18,241)
                                                                     ------------            ---------
Cash Flows from Financing Activities:
  Borrowings from stockholders' and related parties                            --              136,205
  Sale of convertible notes                                             1,300,000                   --
  Deferred financing costs                                               (176,800)                  --
                                                                     ------------            ---------

              Net cash provided by financing activities                 1,123,200              136,205
                                                                     ------------            ---------

Net increase in cash                                                       72,406                1,104

Cash -- Beginning of period                                               343,399               13,121
                                                                     ------------            ---------
Cash -- End of period                                                $    415,805            $  14,225
                                                                     ============            =========

                           ANTRA HOLDINGS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

                                 MARCH 31, 2000


Note 1 - Basis of Presentation:

         The financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim period.

         The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the full year.


Note 2 - Material Events:

         During the quarter ended March 31, 2000, the Company exercised the remainder of the convertible put option of $533,334. Additionally, the Company increased the put option by $766,666; totaling $1,300,000 and now having a total of $4,866,666 in convertible debentures outstanding at March 31, 2000. Of the $1,300,000 in exercised put options, the Company received net proceeds of $1,123,200.

         During the quarter ended March 31, 2000, the Company advanced an additional $147,000 to its joint venture investment; Recordstogo.com. Antra incurred a loss of $103,126 as its share of the joint venture for the quarter ended March 31, 2000.

                          ANTRA HOLDINGS GROUP, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                                     with

                          INDEPENDENT AUDITORS' REPORT

                          ANTRA HOLDINGS GROUP, INC.



                                   CONTENTS




                                                                                              Page
                                                                                            -------
Auditors' Report ........................................................................      7
Consolidated Financial Statements:
   Consolidated Balance Sheets at December 31, 1999 and 1998 ............................      8

   Consolidated Statements of Operations for the years ended December 31, 1999 and 1998 .      9

   Consolidated Statements of Stockholders' Equity for the years ended December 31, 1999
    and 1998 ............................................................................      10

   Consolidated Statements of Cash Flows for the years ended December 31, 1999 and 1998 .      11

   Notes to Consolidated Financial Statements ...........................................   12 - 16


The Board of Directors
Antra Holdings Group, Inc.


We have audited the accompanying consolidated balance sheets of Antra Holding Group, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations and stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Antra Holding Group, Inc. as of December 31, 1999 and 1998 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficiency, which raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Notes 2 and 8. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Liebman Goldberg & Drogin, LLP
Garden City, New York

February 2, 2000

                          ANTRA HOLDINGS GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 December 31,



                                                                       1999              1998
                                                                  --------------   ---------------
                              Assets
Current Assets:
 Cash in bank .................................................    $    343,399     $     13,121
 Loan receivable ..............................................          14,009               --
 Prepaid expenses .............................................           6,166           22,377
 Prepaid recording costs ......................................       1,406,321               --
                                                                   ------------     ------------
   Total current assets .......................................       1,763,729           35,498
Property and Equipment, Net ...................................         109,185           67,777
Other Assets:
 Investment ...................................................       4,000,000               --
 Advances to joint venture ....................................          45,347               --
 Security deposits ............................................          14,943           13,024
 Deferred financing costs .....................................         425,507               --
 Other ........................................................             987              987
 Goodwill .....................................................           5,000            5,000
                                                                   ------------     ------------
   Total assets ...............................................    $  6,364,698     $    122,286
                                                                   ============     ============
                   Liabilities and Stockholders' Equity
Current Liabilities:
 Convertible debentures payable ...............................    $  3,566,666     $    110,528
 Accrued expenses payable .....................................         138,381               --
 Deferred income ..............................................         400,000               --
                                                                   ------------     ------------
   Total current liabilities ..................................       4,105,047          110,528
                                                                   ------------     ------------
Long-Term Liabilities:
 Loan payable .................................................           5,514          388,505
 Loan payable - subordinated ..................................         786,050          807,240
 Deferred interest payable.....................................         213,950               --
 Officer loan payable .........................................          21,334           21,334
                                                                   ------------     ------------
   Total long-term liabilities ................................       1,026,848        1,217,079
                                                                   ------------     ------------
   Total liabilities ..........................................       5,131,895        1,327,607
                                                                   ------------     ------------
Commitments and Contingencies
Stockholders' Equity:
 Preferred stock, $.001 par value; 5,000,000 shares authorized;
   none issued and outstanding ................................              --               --
 Common stock, $.001 par value; 50,000,000 shares authorized
   12,344,210 and 9,544,210 shares issued and outstanding,
   respectively ...............................................          12,344            9,544
 Additional paid in capital ...................................       5,121,656          989,656
 Accumulated deficit ..........................................      (3,901,197)      (2,204,521)
                                                                   ------------     ------------
   Total stockholders' equity .................................       1,232,803       (1,205,321)
                                                                   ------------     ------------
   Total liabilities and stockholders' equity .................    $  6,364,698     $    122,286
                                                                   ============     ============


                      See notes to financial statements.

                          ANTRA HOLDINGS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       For the years ended December 31,



                                                                           1999                1998
                                                                    -----------------   -----------------
Income:
 Show income ....................................................     $      10,044       $      20,000
 Royalties ......................................................            75,322                  --
                                                                      -------------       -------------
                                                                             85,366              20,000
                                                                      -------------       -------------
Cost of Production:
 Recording and production expenses ..............................           410,235             476,199
 Bodyguards .....................................................                --              32,750
 Studio expenses ................................................            20,826              14,163
 Mechanical royalties ...........................................           357,378                  --
                                                                      -------------       -------------
   Total cost of production .....................................           788,439             523,112
                                                                      -------------       -------------
Selling Expenses:
 Publicity and promotion ........................................           115,316             342,302
 Consulting expenses ............................................            60,725             159,765
 Equipment lease ................................................            36,272                  --
 Auto expenses ..................................................            38,751             208,279
 Travel and entertainment .......................................           142,338             298,728
                                                                      -------------       -------------
   Total selling expenses .......................................           393,402           1,009,074
                                                                      -------------       -------------
General and Administrative Expenses:
 Professional fees ..............................................           274,870             246,210
 Donated Services ...............................................           200,000                  --
 Salaries .......................................................           163,936             331,239
 Payroll taxes ..................................................            17,025              24,055
 Rent ...........................................................           109,241              29,623
 Telephone ......................................................            63,989              53,423
 Office .........................................................            16,262              49,329
 Miscellaneous expenses .........................................            25,714              32,040
 Insurance expense ..............................................            85,240              40,530
 Repairs and maintenance ........................................            24,455               2,143
 Internet .......................................................            46,744                  --
 Dues and subscriptions .........................................             2,164                 434
 Postage and delivery ...........................................            37,873              24,608
 Contributions ..................................................             2,620              16,320
 Depreciation expense ...........................................            22,092              10,939
 Amortization ...................................................            60,293                  --
 Registration expense ...........................................            12,062              18,950
 Reimbursed overhead ............................................                --            (996,922)
                                                                      -------------       -------------
   Total general and administrative reimbursed expenses .........         1,152,980            (117,079)
                                                                      -------------       -------------
   Total expenses ...............................................         2,334,821           1,415,107
                                                                      -------------       -------------
Net loss from operations ........................................        (2,249,455)         (1,395,107)
Other income (expense):
 Interest income ................................................            12,146                  --
 Interest expense ...............................................           (79,714)                 --
 Equity in (loss) of unconsolidated joint venture ...............          (104,653)           (200,000)
 Settlement of Joint Venture ....................................           725,000                  --
                                                                      -------------       -------------
Net (loss) ......................................................     $  (1,696,676)      $  (1,595,107)
                                                                      =============       =============
Net loss per share of common stock based upon 11,118,546 and
 9,268,030 weighted average shares ..............................     $       (0.15)      $       (0.17)
                                                                      =============       =============


                      See notes to financial statements.

                          ANTRA HOLDINGS GROUP, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                For the years ended December 31, 1999 and 1998





                                                                      Additional                            Total
                                               Common Stock
                                         -------------------------      Paid-in       Accumulated       Stockholders'
                                            Shares        Amount        Capital         Deficit            Equity
                                         ------------   ----------   ------------   ---------------   ----------------
Balance -- January 1, 1998 ...........    7,824,210      $ 7,824     $  131,276      $   (609,414)      $   (470,314)
Shares issued as repayment ...........    1,720,000        1,720        858,380                --            860,100
Net (loss) for the period ............           --           --             --        (1,595,107)        (1,595,107)
                                          ---------      -------     ----------      ------------       ------------
Balance -- December 31, 1998 .........    9,544,210        9,544        989,656        (2,204,521)        (1,205,321)
Investment ...........................    2,800,000        2,800      3,997,200                --          4,000,000
Donated Services .....................                                  134,800                              134,800
Net (loss) for the period ............                                                 (1,696,676)        (1,696,676)
                                          ---------      -------     ----------      ------------       ------------
Balance -- December 31, 1999 .........   12,344,210      $12,344     $5,121,656      $ (3,901,197)      $  1,232,803
                                         ==========      =======     ==========      ============       ============


                       See notes to financial statements.

                          ANTRA HOLDINGS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                       For the years ended December 31,



                                                                                 1999               1998
                                                                           ----------------   ----------------
Cash Flows from Operating Activities:
Net (loss) .............................................................     $ (1,696,676)      $ (1,595,107)
                                                                             ------------       ------------
Adjustments to Reconcile Net (loss) to Net Cash (used in) Operating
 Activities:
 Equity in (loss) of joint venture .....................................          104,653                 --
 Depreciation ..........................................................           82,385             10,939
 Donated Services .....................................................           134,800                 --
 Changes in Assets and Liabilities:
   (Increase) decrease in prepaid expenses and recording costs .........       (1,383,944)            43,255
   (Increase) in other assets ..........................................           (1,918)           (10,354)
   Increase in accrued expenses ........................................           27,852            109,634
   Increase in deferred income .........................................          400,000                 --
                                                                             ------------       ------------
    Total adjustments ..................................................         (636,172)           153,474
                                                                             ------------       ------------
    Net cash (used in) operating activities ............................       (2,332,848)        (1,441,633)
                                                                             ------------       ------------
Cash Flows from Investing Activities:
 Acquisition of property and equipment .................................          (63,500)                --
 Investment in and advances to joint venture ...........................         (150,000)           (41,668)
 Loan receivable .......................................................          (14,009)                --
                                                                             ------------       ------------
    Net cash (used in) investing activities ............................         (227,509)           (41,668)
                                                                             ------------       ------------
Cash Flows from Financing Activities:
 Borrowings from stockholders' and related parties (net of
   repayment) ..........................................................         (190,231)         1,479,846
 Sale of secured convertible notes .....................................        3,566,666                ---
 Deferred financing costs ..............................................         (485,800)                --
                                                                             ------------       ------------
    Net cash provided by financing activities ..........................        2,890,635          1,479,846
                                                                             ------------       ------------
 Net increase (decrease) in cash .......................................          330,278             (3,455)
 Cash -- January 1 .....................................................           13,121             16,576
                                                                             ------------       ------------
 Cash -- December 31 ...................................................     $    343,399       $     13,121
                                                                             ============       ============
Non-Cash Investing and Financing Activities:
 Non-cash issuance of common stock .....................................     $  4,000,000       $    860,100
                                                                             ============       ============
Supplemental Disclosures:
 Income tax ............................................................     $         --       $         --
                                                                             ============       ============
 Interest expense ......................................................     $      7,249       $         --
                                                                             ============       ============


                       See notes to financial statements.

                           ANTRA HOLDINGS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1999


Note 1 -- Operations:

     Opell, Inc., now known as Antra Holdings Group, Inc. ("the Company"), was formed as a Nevada Corporation and through June 1997 was not engaged in any business activity and had nominal assets. On June 10, 1997, the Company acquired all the shares of Wall Street Records, Inc. a New Jersey Corporation ("the Subsidiary"). The Subsidiary was formed on March 20, 1997 to engage in various aspects of the music business, including the production and distribution of recorded music. In connection with the acquisition of the Subsidiary, the Company issued 5,000,000 shares of its Common Stock to stockholders of the Subsidiary, who then owned a majority of the outstanding shares of the Company. The acquisition was treated as a purchase and as a reverse acquisition so that the historical financials of the Subsidiary represent the financials of the Company. The Company reincorporated in Delaware and in April 1998, the Company changed its name to Antra Holdings Group, Inc. and the Subsidiary changed its name to Antra Music Group, Inc. The Subsidiary's activities, consisted of negotiating agreements and arrangements with artists, and thereby incurred substantial expenses.


Note 2 -- Summary of Significant Accounting Policies:


  Principles of Consolidation:


     The consolidated financial statements include the accounts of the company and its wholly-owned subsidiary. Intercompany balances and transactions have been eliminated.


     Revenue Recognition:


     The Company produces licenses and distributes recorded music. It recognizes revenues as follows:


     Production and Distribution -- As a producer and distributor, the Company will recognize revenue upon the sale of a completed album. Also upon completion of an album, the Company will recognize any costs recoverable from the artist.


     License Agreements -- Revenues will be recognized when the licensor signs a noncancelable contract, agrees to a fixed fee, delivers the rights and meets all significant obligations to furnish a record or music.


     Prepaid Recording Costs:


     In accordance with FASB Statement No. 50, "Financial Reporting in the Record and Music Industry", advances to artists and producers are capitalized as an asset when the current popularity and past performance of the artist or producer provides a sound basis for estimating the probable future recoupment of such advances from earnings otherwise payable to the artist or producer. Any portion of such advances not deemed to be recoupable from future royalties is reserved at the balance sheet date. All other significant advances which do not meet the above criteria are expensed as incurred.


     The Company in anticipation of completion of record production makes various advances and payments on behalf of the recording artist. These payments are prepaid and will be expensed when the record production is completed and the record issued. The Company anticipates to amortize prepaid recording costs within twelve months upon the release of a completed record.

     Prepaid recording costs of $1,406,321 represent production costs paid on behalf of the Company's recording artists. Of this amount approximately $1,195,000 represents costs advanced for the Company's major recording artist. The album relating to these costs was released in late 1999 and revenues from sales will offset these costs in 2000. The remaining balance of costs are for artists who will have albums released in the year 2000.

     Property and Equipment:

     Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets, which range from five to seven years. Leasehold improvements are amortized over the shorter of the lease term or the useful life of the asset.

                          ANTRA HOLDINGS GROUP, INC.

                               December 31, 1999

Note 2 -- Summary of Significant Accounting Policies:  -- (Continued)

     Development Stage Activities and Operations:


     The Company was a development stage enterprise prior to October, 1998.


     Ability to continue as a Going Concern:


     The Accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which contemplates continuation of the company as a going concern. The Company, as shown in the accompanying consolidated financial statements, has a working capital deficiency of $2,341,318 in 1999 and an accumulated deficit of $3,901,197 at December 31, 1999.


     The Company has relied upon debt and equity funding from stockholders and other sources since inception. Additional equity is planned to be raised by private-placement sales of common stock to new and existing stockholders in order to fund operations until the Company is consistently profitable. While management believes that such funding will be available, the adequacy of such funding, if any, is uncertain. Management has not determined the amount of funding necessary to support its sales at current levels or the amounts needed for increased sales. This uncertainty, combined with the Company's recurring losses, raises substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


     Income Taxes:


     The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes". Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws.


     Loss Per Common Share:


     The Company adopted Financial Accounting Standards Board (FASB) Statement No. 128, "Earnings per Share". The Statement establishes standards for computing and presenting earnings per share (EPS). It replaced the presentation of primary EPS with a presentation of basic EPS and also requires dual presentation of basic and diluted EPS on the face of the income statement. The Statement was retroactively applied to the 1998 loss per share but did not have any effect.


     Basic loss per share was computed by dividing the company's net loss by the weighted average number of common shares outstanding during the period. There is no presentation of diluted loss per share as the effect of common stock options, warrants and convertible debt amounts are antidilutive. The weighted average number of common shares used to calculate loss per common share during 1999 and 1998 was 11,118,546 and 9,268,030 shares, respectively.


     In 1998, the Company issued 1,250,000 shares and 470,000 shares respectively of common stock as repayment of $860,100 loans previously received.


     Use of Estimates:


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those amounts.

                          ANTRA HOLDINGS GROUP, INC.

                               December 31, 1999

Note 2 -- Summary of Significant Accounting Policies:  -- (Continued)

     Fair Value of Financial Instruments:

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. The carrying value of cash, cash equivalents and accounts receivable approximates fair value.

     Impairment of Long-Lived Assets:

     The Company has not completed it's evaluation of the adoption of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." However, management believes any such effect will not be material.

     Accounting Pronouncements:

     The Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income", which is effective for financial statements with fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company does not expect adoption of SFAS No. 130 to have a material effect, if any, on its financial position or results of operations.

     The FASB issued SFAS 131, "Disclosure about Segments of an Enterprise and Related Information", issued by FASB, which is effective for financial statements with fiscal years beginning after December 31, 1998. This statement establishes standards for the way that public entities report selected information about operating segments, products, and services, geographic areas, and major customers in interim and annual financial reports. The Company does not expect adoption of SFAS No. 131 to have a material effect, if any, on its financial position or results of operations.

Note 3 -- Convertible Debentures Payable and Deferred Financing Costs:

     During 1999, the Company sold $3,566,666 of secured convertible notes receiving $3,080,866 in net proceeds after commissions and other expenses of the sale. As security for these obligations under the notes, Antra deposited 1,000,000 of its Teltran shares with a collateral agent. The secured convertible notes bear interest at 10% per annum and mature on July 20, 2002. These notes can be accelerated to any date after July 20, 2000 at the option of the holder of the note and, therefore, is shown as a current liability. The outstanding convertible debentures can be converted into the Company's common stock at a conversion price equal to one-half of the common stock's closing bid price for the five proceeding trading days but limited to $3.25 per share. The Company had incurred $485,800 in deferred financing costs in connection with the transaction which is being amortized over the life of the notes. As of December 31, 1999, the unamortized deferred financing costs are $425,507.

     Additionally, the Company issued warrants to the bond placement agents to purchase 720,000 shares of common stock at $2 per share until February 5, 2005.

Note 4 -- Loan Payable:

     During the period July 15, 1997 to December 31, 1998, the Company received various loans totaling $2,055,845. In 1998, 1,720,000 shares of common stock were issued as repayment of $860,100 of these loans.

     Long-term debt consisted of the following:

                                                                   December 31,
                                                                1999           1998
                                                            ------------   ------------
     Note payable, Coastal Provinces Ltd. Currently no
       set maturity date and interest is forgiven .......   $    5,514     $  388,505
     Note payable, to Coastal Provinces, Ltd., terms as
       above, net of deferred interest payable...........      786,050        807,240
     Loan payable, officer, currently no interest due and
       no maturity date .................................       21,334         21,334
                                                            ----------     ----------
                                                               812,898      1,217,079
     Less: current portion ..............................           --             --
                                                            ----------     ----------
                                                            $  812,898     $1,217,079
                                                            ==========     ==========


                          ANTRA HOLDINGS GROUP, INC.

                               December 31, 1999

Note 4 -- Loan Payable:  -- (Continued)

     In accordance with APB #21, the Company has imputed interest to account for interest on the Coastal Provinces, Ltd. loans as if the terms were similar to other company borrowings Re: interest payable @ 10% per annum and payable on July 20, 2002.

     As of December 31, 1999 the Company received loans from Coastal Provinces Ltd. amounting to $1,005,514. Of this amount, the Company has agreed to subordinate $1,000,000 and $807,240 as of December 31, 1999 and 1998 to Coastal Provinces Ltd.

Note 5 -- Income Taxes:

     Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. The deferred tax assets and liabilities as of December 31, 1999 and 1998 are as follows:

                                                         December 31,
                                                      1999           1998
                                                  ------------   ------------
     Deferred Tax Assets
     Net operating loss carryforwards .........    $  919,020     $  542,300
     Deferred Tax Liabilities:
                                                           --             --
                                                   ----------     ----------
                                                      919,020        542,300
     Valuation allowance ......................      (919,020)      (542,300)
                                                   ----------     ----------
                                                   $       --     $       --
                                                   ==========     ==========

     At December 31, 1999, the Company has approximately $3,000,000 of net operating loss carryforwards for income tax purposes, which expire in the years 2016 through 2019.

     At December 31, 1999, the Company's net deferred tax assets are fully offset by a valuation allowance. The Company will continue to assess the valuation allowance and to the extent it is determined that such allowance is no longer required the tax benefit of the remaining net deferred tax assets will be recognized in the future.

Note 6 -- Commitments and Contingencies:

     The Company entered into an agreement with its chairman and chief executive officer on March 12, 1998. The agreement expires on March 29, 2001, which will be automatically renewed annually unless terminated by either party. The officer is required by the agreement to oversee, develop, produce and manage music products for Antra Music and to participate and oversee all entertainment projects of Antra Music.

     The base salary for the first year of his employment agreement is $200,000. The agreement allows for an increase in base salary or a bonus, in either case solely at the discretion of the board of directors based upon a review of Antra's performance in the prior year. The officer is also entitled to all benefits generally offered to Antra's other executives, if any, and to an automobile allowance. Since November 1998, the officer's salary payments and accruals ceased with his consent. At December 31, 1999 the Chief Executive Officer had received payments of $65,200 the balance of $134,800 based upon his annual contract prior to cessation of $200,000 is reflected as additional paid-in capital for the value of donated services since he continues to work full time for the Company in his capacity as Chief Executive Officer.

     The Company and certain stockholders are defendants in a legal action, whereby plaintiffs allege the failure of the Company or those stockholders to convey 100,000 shares of the Company's common stock. Attorneys for the Company filed a motion to dismiss the action on behalf of the Company which was denied by the court. The Company denies any liability and does not expect this action to have any significant impact on the results of operations, liquidity or financial condition.

     The Company subleases office space expiring September 30, 2003. Rent expense for the years ended December 31, 1999 and 1998 amounted to $109,241 and $29,623, respectively. The annual rental commitments are as follows:

  2000 ..................    $107,942
  2001 ..................     120,947
  2002 ..................     127,449
  2003 ..................     101,439
                             --------
                             $457,777
                             ========

                          ANTRA HOLDINGS GROUP, INC.

                               December 31, 1999

Note 7 -- Investment in Joint Venture:

     In April 1998, the Subsidiary and A & M Records formed an LLC (Limited Liability Corporation) (the "Joint Venture") for the purpose of promoting, recording and distributing records or videos of certain of the Subsidiary's recording artists. The Joint Venture released its first recording in October 1998 and commenced amortizing prepaid recording cost over the estimated future revenues. During 1998, the Company received overhead reimbursements relating to production and other costs of $873,515.

     During December 31, 1998, the Company realized a loss of $200,000 on its investment in the joint venture.

     In April 1999, the Company agreed to terminate the joint venture agreement with A & M Records in exchange for the future rights to the artists that were assigned to the LLC, release of all liability and debt incurred by the LLC and payment to the Company of $725,000.

     In July 1999, the Company entered into a three year distribution agreement with Artemis Records. Such agreement replaces the A & M Records distribution agreement. The distribution agreement was amended in December 1999 and Artemis Records advanced the Company $400,000 against monies payable under the distribution agreement. In January 2000, Artemis advanced an additional $400,000.

     In December 1999, Antra Music and Artemis Records agreed to form a Delaware Limited Liability Company, named "Antra Records LLC," of which they will each be 50/50 co-owners. The LLC will initially operate for three years and will be automatically extended for an additional two years unless Artemis terminates the agreement. Each party elected a Director and major operating decisions require unanimous decisions.

     Artemis is obligated to fund the joint venture, to the extent the venture does not fund itself from operations, based on an annual budget that has been approved by both Antra Music and Artemis for each year of the term.

     On July 26, 1999, Antra invested $75,000 and advanced an additional $75,000 for working capital as their initial investment in a joint venture with Teltran International Group, Ltd. The joint venture, known as Recordstogo.Com will be utilized as a vehicle to sell records belonging to unaffiliated third parties. Revenues may also be generated from numerous sources that are part of the joint venture website. As of December 31, 1999, Antra's share of the joint ventures loss was $104,653.


Note 8 -- Investment:

     In April 1999, the Company acquired 2,000,000 shares of Teltran International Group Ltd.'s ("Teltran") common stock in exchange for 2,000,000 shares of the company stock. The agreement contains a provision for additional shares of stock to be issued by either party based on the change in the market price as of December 31, 1999. In January 2000, the Company issued Teltran and additional 800,000 shares. The financial statements give effect to such adjustment. At December 31, 1999, the Company adjusted its investment in Teltran by $2,000,000 to give effect to the non-liquidity and thin market of the shares originally issued.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification of Directors and Officers

     Articles Sixth and Seventh of the Certificate of Incorporation of the Company provides with respect to the indemnification of directors and officers that the Company shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the Company the power to indemnify. Article Seventh of the Certificate of Incorporation of the Company also provides that no director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of Delaware General Corporation Law, as amended from time to time.


Item 25. Other Expenses of Issuance and Distribution

     The following table sets forth various expenses, other than underwriting discounts, which will be incurred in connection with this offering. Other than the SEC registration fee amounts set forth below are estimates:



   SEC registration fee .....................    $14,527
   Blue sky legal fees ......................          0
   Printing and engraving expenses. .........     10,000
   Legal fees ...............................     40,000
   Accounting fees. .........................     10,000
   Miscellaneous expenses ...................      2,500
                                                 -------
                                                 $77,027
                                                 =======


Item 26. Recent Sales of Unregistered Securities

     The following sets forth information relating to all unregistered securities of the Company sold by it in the last 3 years. There were no reportable transactions prior to June 1997.

     On June 10, 1997, Opell, Inc. ("Opell"), a Nevada corporation, issued 5,000,000 shares to the stockholders of Wall Street Records, Inc. ("Wall Street"), a New Jersey corporation, in exchange for all of the outstanding capital stock of Wall Street. Opell subsequently merged with a subsidiary corporation formed in Delaware and the surviving entity changed its name to Antra Holdings Group, Inc. The former holders of Wall Street were directors, officers and promoters of Wall Street and their families, so the Company believes the transaction is exempt from the registration requirements pursuant to Section 4(2) of the Securities Act. Because Opell had an accumulated stockholders' deficit at the time of the transaction, the shares issued to the holders of Wall Street were valued at their par value ($.001 per share), or $5,000 in the aggregate.

     On July 11, 1997, the Company issued 2,500,000 shares to a limited number of foreign entities in a transaction in accordance with Regulation 504 of the Securities Act of 1933 for $100,000.

     Between January 9, 1998 and March 3, 1998, the Company issued 1,720,260 shares to a limited number of foreign entities in a transaction in accordance with Regulation 504 of the Securities Act of 1933 for $860,130.

     On October 2, 1998, the Company issued a Subordinated Convertible Note in exchange for existing indebtedness in the amount of $807,240. The note was issued to a single, accredited investor. Therefore, the Company believes the issuance of such note is exempt from the registration requirements pursuant to
Section 4(2) of the Securities Act.

     In November 1998, the Company issued an additional Subordinated Convertible Note in exchange for existing indebtedness in the amount of $192,760. The note was issued to a single, accredited investor. Therefore, the Company believes the issuance of such note is exempt from the registration requirements pursuant to Section 4(2) of the Securities Act.

     In April 1999, the Company and Teltran International Group Ltd. exchanged shares of our respective companies. Teltran is a publicly traded company engaged in the telecommunications business. The Company believes that the transaction is exempt from the registration requirements pursuant to Section 4(2) of the Securities Act. The Company acquired 2,000,000 shares of Teltran's common stock at a time when the market price of Teltran's common stock was $3.00. As a result of two 5% stock dividends, the Company now owns 2,205,000 shares of Teltran's common stock. As a result of the transaction Teltran may be deemed a principal stockholder of the Company. The share exchange was made at a time when each company's market capitalization was roughly equivalent. To protect each company from market fluctuations in the other's stock, the parties entered into an agreement that requires an adjustment in the shares delivered in connection with the exchange described above. On the first business day of the year 2000, if either Teltran's shares or the Company's shares are trading less than 20% below the market price of the other company's shares, the company whose shares are trading lower must issue additional shares to the other. On January 3, 2000, Antra issued 800,000 shares to Teltran. Teltran now owns 2,800,000 shares of Antra's common stock.

     On July 20, 1999, the Company sold $2,766,666 of secured convertible notes. All of the investors were accredited investors and the transaction is exempt from the registration requirements under the Securities Act pursuant to Rule 506. The Company paid an aggregate of $343,999 as cash commissions to several placement agents in connection with the issuance of the notes. Some of these placement agents also received warrants to purchase an aggregate of 1,146,666 shares of our common stock at $2.00 per share.

     On July 31, 1999, the Company issued new notes to the holders of its outstanding subordinated convertible notes. Because the new notes were issued to accredited investors who already owned securities of the Company, the Company believes that the transaction is exempt from the registration requirements pursuant to Section 4(2) of the Securities Act.

     In November 1999, the investors in the July 20, 1999 transaction permitted us to accelerate part of the put option. As a result, we received $800,000 in gross proceeds from the private placement of additional secured convertible notes to these investors. Antra paid $108,800 in fees and expenses, including $96,000 as cash commissions. Antra also issued to some of the placement agents warrants to purchase an aggregate of 720,000 shares of Antra's common stock at $2.00 per share. 400,000 of these warrants were issued as consideration for the partial acceleration of the put option. This transaction, involving the same parties as the July 20, 1999 transaction, was believed to be exempt from registration pursuant to Section 4(2).

     In February 2000, the investors in the July 20, 1999 transaction permitted us to accelerate the balance of the put option, and agreed to purchase a number of secured convertible notes over and above the amount specified in their original agreement. As a result, we received gross proceeds of $1,300,000 and issued secured convertible notes in the same principal amount. Antra paid $176,813 in fees and expenses, including $156,000 as cash commissions. Antra also issued to some of the placement agents warrants to purchase an aggregate of 2,433,333 shares of Antra's common stock at $2.00 per share. The transaction, involving the same parties as the July 20, 1999 transaction, was believed to be exempt from registration pursuant to Section 4(2).

     On October 4, 1999, Antra entered into an agreement with Strategic Growth International, Inc. ("SGII") under which SGII will provide us with consulting services on investor relations matters. In addition to cash compensation of $8,000 per month, Antra agreed to grant SGII options to purchase 500,000 shares of Antra. As of the date hereof, Antra had not yet granted such options.

Item 27. Exhibits





Exhibit No.     Description
-------------   -------------------------------------------------------------------------------------------------
   3.1          Certificate of Incorporation*
  3.2           By-laws*
  5.1           Opinion of Parker Duryee Rosoff & Haft****
 10.1           Employment Agreement between Joseph M. Marrone, Jr. and Registrant*
 10.2           Distribution Agreement between Sheridan Square Entertainment, L.L.C. d/b/a Artemis Records
                and the Registrant*
10.2 (a)        Amendment, dated December 17, 1999, to Distribution Agreement***
 10.3           Form of Subscription Agreement for Secured Convertible Notes and Common Stock Purchase
                Warrants*
 10.4           Form of Secured Convertible Notes*
 10.5           Form of Common Stock Purchase Warrants*
 10.6           Form of Security Agreement*
 10.7           Stockholders' Agreement dated as of September 30, 1999 among Teltran International Group,
                Ltd., Antra Group Holdings, Inc., and Recordstogo.com Inc.**
 10.8           Exclusive Recording Agreement between Wall Street Records LLC and Ricardo Emanuel
                Brown (p/k/a "Kurupt"), dated as of March 13, 1998.**
 10.9           Exclusive Production/Recording Agreement between Wall Street Records LLC and Grant
                Eldridge (p/k/a "El-Drex"), dated as of March 17, 1997.**
 10.10          Co-Publishing Agreement between Wall Street Records LLC and Grant Eldridge (p/k/a
                "El-Drex")**
 10.11          Agreement between Wall Street Records LLC and David Ware (p/k/a "Baby S"), dated as of
                August 19, 1998**
 10.12          Label Agreement between Antra Music Group, Inc. and Legal Grind Entertainment, Inc., dated as of October 28, 1999**
 10.13          Co-Publishing Agreement between Antra Music Group, Inc. and Jeffrey Brown (p/k/a "Crush"),
                dated as of October 1, 1999**
 10.14          Agreement between Antra Music Group, Inc. and Jeffrey Brown (p/k/a "Crush"), dated as of
                October 1, 1999**
 10.15          Agreement between Antra Music Group, Inc. and five individuals collectively professionally known as "Spooks", dated as of July 1, 1999**
 10.16          Operating Agreement, dated December 17, 1999, by and between Sheridan Square
                Entertainment, LLC d/b/a Artemis Records and Antra Music Group, Inc.***
 10.17          Put Exercise Agreement, dated November 19, 1999***
 10.18          Put Exercise Agreement, dated March 7, 2000.***
 21.1           Subsidiary List**
 23.1           Consent of Liebman, Goldberg & Drogin LLP****
 23.2           Consent of Parker Duryee Rosoff & Haft (included in Exhibit 5.1 hereto)
  24            Power of Attorney (included in the Signature page of Part II of this Registration Statement)
  27            Financial Data Schedule****


------------
  * Submitted with the original filing of this SB-2 on September 17, 1999. ** Submitted with Amendment No. 1 to this SB-2 on November 19, 1999.

 *** Submitted with Amendment No. 2 to this SB-2 on April 12, 2000. **** Submitted herewith.

Item 28. Undertakings

     Registrant hereby undertakes:

     (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (a) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

       (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 24 of this Part II to the Registration Statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Philadelphia, State of Pennsylvania, on the 30th day of May 2000.



                                        ANTRA HOLDINGS GROUP, INC.




                                        By: /s/ Joseph M. Marrone, Jr.
                                      ----------------------------------------
                                        Chairman of the Board, Chief

                                        Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints JOSEPH M. MARRONE, JR., his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:




             Signature                             Title                   Date
/s/Joseph M. Marrone, Jr.             Chairman of the Board, Chief     May 30, 2000
---------------------------------
                                      Executive Officer, Director
Joseph M. Marrone, Jr.
                                      (Principal Executive Officer)
/s/Thomas R. Kessler                  Director                         May 30, 2000
---------------------------------
Thomas R. Kessler
/s/Arthur Rosenberg                   Director                         May 30, 2000
---------------------------------
Arthur Rosenberg

                                 EXHIBIT INDEX





    Exhibit
      No.        Description
--------------   ---------------------------------------------------------------------------------------------
   3.1           Certificate of Incorporation*
   3.2           By-laws*
   5.1           Opinion of Parker Duryee Rosoff & Haft****
  10.1           Employment Agreement between Joseph M. Marrone, Jr. and Registrant*
  10.2           Distribution Agreement between Sheridan Square Entertainment, L.L.C. d/b/a Artemis
                 Records and the Registrant*
 10.2 (a)        Amendment, dated December 17, 1999, to Distribution Agreement***
  10.3           Form of Subscription Agreement for Secured Convertible Notes and Common Stock
                 Purchase Warrants*
  10.4           Form of Secured Convertible Notes*
  10.5           Form of Common Stock Purchase Warrants*
  10.6           Form of Security Agreement*
  10.7           Stockholders' Agreement dated as of September 30, 1999 among Teltran International Group,
                 Ltd., Antra Group Holdings, Inc., and Recordstogo.com Inc.**
  10.8           Exclusive Recording Agreement between Wall Street Records LLC and Ricardo Emanuel
                 Brown (p/k/a "Kurupt"), dated as of March 13, 1998.**
  10.9           Exclusive Production/Recording Agreement between Wall Street Records LLC and Grant
                 Eldridge (p/k/a "El-Drex"), dated as of March 17, 1997.**
  10.10          Co-Publishing Agreement between Wall Street Records LLC and Grant Eldridge (p/k/a
                 "El-Drex")**
  10.11          Agreement between Wall Street Records LLC and David Ware (p/k/a "Baby S"), dated as of
                 August 19, 1998**
  10.12          Label Agreement between Antra Music Group, Inc. and Legal Grind Entertainment, Inc.,
                 dated as of October 28, 1999**
  10.13          Co-Publishing Agreement between Antra Music Group, Inc. and Jeffrey Brown (p/k/a
                 "Crush"), dated as of October 1, 1999**
  10.14          Agreement between Antra Music Group, Inc. and Jeffrey Brown (p/k/a "Crush"), dated as of
                 October 1, 1999**
  10.15          Agreement between Antra Music Group, Inc. and five individuals collectively professionally known as "Spooks", dated as of July 1, 1999**
  10.16          Operating Agreement, dated December 17, 1999, by and between Sheridan Square Entertain-
                 ment , LLC d/b/a Artemis Records and Antra Music Group, Inc.***
  10.17          Put Exercise Agreement, dated November 19, 1999***
  10.18          Put Exercise Agreement, dated March 7, 2000.***
  21.1           Subsidiary List**
  23.1           Consent of Liebman, Goldberg & Drogin LLP****
  23.2           Consent of Parker Duryee Rosoff & Haft (included in Exhibit 5.1 hereto)
  24             Power of Attorney (included in the Signature page of Part II of this Registration Statement)
  27             Financial Data Schedule****



------------
  * Submitted with the original filing of this SB-2 on September 17, 1999. ** Submitted with Amendment No. 1 to this SB-2 on November 19, 1999.

 *** Submitted with Amendment No. 2 to this SB-2 on April 12, 2000. **** Submitted herewith.